                          AGREEMENT AND PLAN OF MERGER

                                     BY AND

                                      AMONG

                              PFI SUBSIDIARY, INC.,

                             PFI ACQUISITION CORP.,

                                 JODY B. VITALE,

                          PERFECT FIT INDUSTRIES, INC.,

                         GENERAL FELT INDUSTRIES, INC.,

                                       AND

                                   FOAMEX L.P.





                            Dated as of June 11, 1996

                                TABLE OF CONTENTS

                                                                          Page



ARTICLE I.  TERMS AND EFFECT OF MERGER........................................2

   Section 1.1. The Merger;  Name of Surviving Corporation................... 2
   Section 1.2. Certificate of Incorporation of Surviving Corporation.........2
   Section 1.3. By-laws of Surviving Corporation..............................2
   Section 1.4. Directors and Officers of Surviving Corporation...............2
   Section 1.5. Effect of Merger on Capital Stock of Constituent
                Corporations..................................................2
   Section 1.6. Adoption of this Agreement by the Sole Stockholders of Newco and the Company......................................3
   Section 1.7. Effect of the Merger..........................................3
   Section 1.8. Closing; Filing of Certificate of Merger;
                Effective Time................................................3

ARTICLE II.  CLOSING PAYMENT; MERGER CONSIDERATION............................3

   Section 2.1. Merger Consideration..........................................3
   Section 2.2. Post-Closing Adjustment.......................................4
   Section 2.3. Deposit.......................................................6

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF FOAMEX,  GENERAL FELT
              AND THE COMPANY.................................................6

   Section 3.1. Organization, Good Standing, Power and Authority and
                Qualification of Foamex, General Felt and the Company.........6
   Section 3.2. Capitalization of the Company.................................7
   Section 3.3. Issuance of Capital Stock of the Company; Calls
                upon Shares...................................................7
   Section 3.4. Effective Agreement of Foamex, General Felt and the
                Company.......................................................7
   Section 3.5. Subsidiaries and Affiliates...................................8
   Section 3.6. Certificate of Incorporation and By-laws......................8
   Section 3.7. Financial Statements..........................................8
   Section 3.8. Taxes.........................................................9
   Section 3.9. Compliance with Law..........................................10
   Section 3.10. Environmental Matters.......................................10
   Section 3.11. Labor Contracts.............................................12
   Section 3.12. Condition of Properties.....................................12
   Section 3.13. Undisclosed Liabilities; Accounts Payable, Etc..............12
   Section 3.14. Absence of Changes..........................................13
   Section 3.15. Title to Real Property......................................14
   Section 3.16. Leases of Real Property.....................................15
   Section 3.17. Easements; Condemnation.....................................15
   Section 3.18. Title to Personal Property..................................15
   Section 3.19. Leases of Personal Property.................................16
   Section 3.20. Accounts Receivable.........................................17
   Section 3.21. Inventory; Recalls..........................................17
   Section 3.22. Contracts, Agreements and Commitments.......................17

   Section 3.23. Certain Documents and Reports...............................18
   Section 3.24. Patents, Trademarks, Copyrights, Etc........................18
   Section 3.25. Insurance...................................................19
   Section 3.26. Litigation..................................................19
   Section 3.27. Employee Benefit Plans......................................20
   Section 3.28. Employee Compensation.......................................21
   Section 3.29. Principal Revenue Sources...................................21
   Section 3.30. Third Party Obligations.....................................21
   Section 3.31. Affiliate and Associate Transactions........................21
   Section 3.32. Absence of Certain Business Practices.......................22
   Section 3.33. Brokers and Finders.........................................22
   Section 3.34. Certain Tell City Representations...........................22

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO..............23

   Section 4.1. Organization, Good Standing and Corporate Power
                and Authority of Parent and Newco............................23
   Section 4.2. Effective Agreement of Parent and Newco......................23
   Section 4.3. Litigation...................................................23
   Section 4.4. Brokers and Finders..........................................23
   Section 4.5. Parent Funds.................................................23
   Section 4.6. Ownership of Parent and Newco................................24

ARTICLE V.  COVENANTS REGARDING THE COMPANY'S BUSINESS AND
            TRANSACTIONS PRIOR TO THE EFFECTIVE TIME.........................24

   Section 5.1. Conduct of Business in Ordinary Course.......................24
   Section 5.2. No Change in Certificate of Incorporation or
                By-laws......................................................25
   Section 5.3. No Change in Capital Stock...................................25
   Section 5.4. No Change in Accounting Methods..............................25
   Section 5.5. Prohibition on Loans and Certain Other Transactions..........25
   Section 5.6. No Defaults..................................................25
   Section 5.7. No Increases in Compensation.................................26
   Section 5.8. No Change in Pension Plan Status.............................26
   Section 5.9. Preservation of Business.....................................26
   Section 5.10. Maintenance of Properties...................................26
   Section 5.11. Maintenance of Insurance....................................26
   Section 5.12. Filing of Reports and Permit Renewals and Transfers.........27
   Section 5.13. Actions Affecting Representations, Warranties
                 and Covenants...............................................27
   Section 5.14. Books and Records...........................................27
   Section 5.15. Financial Statements........................................27
   Section 5.16. No Shop.....................................................27
   Section 5.17. Certain Real Property Matters...............................28

ARTICLE VI.  CERTAIN COVENANTS OF THE PARTIES................................29

   Section 6.1. Notice of Certain Events.....................................29
   Section 6.2. Access to Properties and Records.............................29
   Section 6.3. Consents and Approvals.......................................30
   Section 6.4. Further Assurances...........................................30

   Section 6.5. Efforts......................................................30
   Section 6.6. Confidentiality Covenant.....................................30
   Section 6.7. Non-Competition and Non-Solicitation Covenants...............31
   Section 6.8. Cash Dividend................................................32
   Section 6.9. Certain Senior Executive Employee Matters....................32
   Section 6.10. Collection of Certain Accounts Receivable...................32
   Section 6.11. Tax Matters.................................................33
   Section 6.12. Employee Matters............................................33
   Section 6.13. Release of Obligations Under Letter of Credit
                 Agreement...................................................34
   Section 6.14. Self-Insured Welfare Liabilities............................34
   Section 6.15. Certain Insurance Matters...................................34
   Section 6.16. Satisfaction of Certain Liabilities.........................34
   Section 6.17. Certain Matters Relating to Commitment Letters
                 and the Lock-In Date........................................35

ARTICLE VII.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND NEWCO....35

   Section 7.1. Proceedings and Documentation................................35
   Section 7.2. Accuracy of Representations and Warranties;
                Compliance with Covenants and Conditions.....................36
   Section 7.3. Legal Opinion of Counsel to the Company......................36
   Section 7.4. Obtaining of Consents........................................36
   Section 7.5. Absence of Pending Proceedings...............................36
   Section 7.6. No Material Adverse Change...................................37
   Section 7.7. Supply Agreement.............................................37
   Section 7.8. FIRPTA Affidavit.............................................37
   Section 7.9. Delivery of Shares...........................................37
   Section 7.10. Absence of Certain Environmental Matters....................37

ARTICLE VIII.  CONDITIONS PRECEDENT TO THE OBLIGATIONS  OF GENERAL
               FELT AND THE COMPANY..........................................37

   Section 8.1. Proceedings and Documentation................................37
   Section 8.2. Accuracy of Representations and Warranties;
                Compliance with Covenants and Conditions.....................38
   Section 8.3. Legal Opinion of Counsel to Newco and Parent.................38
   Section 8.4. Obtaining of Consents........................................38
   Section 8.5. Absence of Pending Proceedings...............................38
   Section 8.6. Supply Agreement.............................................38
   Section 8.7. Merger Consideration.........................................38

ARTICLE IX.  TERMINATION OF THIS AGREEMENT...................................38

   Section 9.1. Termination..................................................39
   Section 9.2. Liability of the Parties.....................................40
   Section 9.3. Termination Fee..............................................41
   Section 9.4. The Effect of Certain Terminations on the Deposit............41

ARTICLE X.  INDEMNIFICATION..................................................42

   Section 10.1. Indemnification by Foamex and General Felt..................42
   Section 10.2. Indemnification by Parent and Newco.........................44
   Section 10.3. Indemnification Procedures..................................44
   Section 10.4. Survival of Representations, Warranties, Covenants
                 and Agreements..............................................45
   Section 10.5. Certain Additional Provisions Relating to
                 Indemnification.............................................46
   Section 10.6. Indemnification for Taxes...................................47
   Section 10.7. Environmental Compliance Costs..............................49

ARTICLE XI.  VITALE GUARANTY.................................................50

   Section 11.1. Vitale Guaranty.............................................50
   Section 11.2. Guaranty of Payment and Performance.........................51
   Section 11.3. Defenses....................................................51
   Section 11.4. Certain Representations.....................................51
   Section 11.5. Termination of Guaranty.....................................52

ARTICLE XII.  MISCELLANEOUS..................................................52

   Section 12.1. Notices.....................................................52
   Section 12.2. Assignability and Parties in Interest.......................53
   Section 12.3. Governing Law...............................................54
   Section 12.4. Consent to New York Jurisdiction............................54
   Section 12.5. Counterparts................................................54
   Section 12.6. Publicity...................................................54
   Section 12.7. Complete Agreement..........................................54
   Section 12.8. Expenses....................................................54
   Section 12.9. Modifications, Amendments and Waivers.......................54
   Section 12.10. Interpretation.............................................55
   Section 12.11. Specific Performance Agreement.............................55
   Section 12.12. Knowledge..................................................55

SCHEDULES

Schedule 2.2(b) -    Post-Closing Adjustment
Schedule 3.1    -    Organization, Good Standing, Power and Authority and
                     Qualifications of Foamex, General
                     Felt and the Company
Schedule 3.3    -    Capital Stock; Calls upon Shares
Schedule 3.4    -    Conflicts or Violations of Foamex, General Felt and
                     the Company
Schedule 3.6    -    Certificate of Incorporation and By-Laws
Schedule 3.7(a) -    Financial Statements
Schedule 3.7(b) -    Adjusted April Balance Sheet
Schedule 3.8    -    Tax Matters
Schedule 3.9    -    Compliance with Law
Schedule 3.10   -    Environmental Matters
Schedule 3.11   -    Labor Contracts
Schedule 3.12   -    Condition of Property
Schedule 3.13   -    Undisclosed Liabilities
Schedule 3.14   -    Absence of Changes
Schedule 3.15   -    Real Property; Liens
Schedule 3.16   -    Leased Real Property
Schedule 3.18   -    Personal Property; Liens
Schedule 3.19   -    Leases of Personal Property
Schedule 3.20   -    Accounts Receivable
Schedule 3.21   -    Inventory; Recalls
Schedule 3.22   -    Contracts
Schedule 3.23   -    Certain Documents and Reports
Schedule 3.24   -    Intellectual Property
Schedule 3.25   -    Insurance
Schedule 3.26   -    Litigation
Schedule 3.27   -    Employee Benefit Plans
Schedule 3.28   -    Employee Compensation
Schedule 3.29   -    Principal Revenue Sources
Schedule 3.30   -    Third Party Obligations
Schedule 3.31   -    Affiliate and Associate Transactions
Schedule 5.4    -    Changes in Accounting Methods
Schedule 5.5    -    Loans and Certain Other Transactions
Schedule 5.7    -    Increases in Salary and Bonus
Schedule 6.7    -    Non-Competition and Non-Solicitation
Schedule 7.4    -    Parent's and Newco's Closing Condition Consents
Schedule 8.4    -    Foamex's, General Felt's and the Company's Closing
                     Condition Consents
Schedule 10.1(h)-    Certain Non-Indemnified Liabilities
Schedule 12.12  -    Knowledge


EXHIBITS

Exhibit A       -      Certificate of Merger
Exhibit B       -      Opinion of Willkie Farr & Gallagher
Exhibit C       -      Supply Agreement
Exhibit D       -      Opinion of Parker Chapin Flattau & Klimpl, LLP
Exhibit E       -      Title Affidavits

                          AGREEMENT AND PLAN OF MERGER

                                       of

                              PFI SUBSIDIARY, INC.

                                      into

                          PERFECT FIT INDUSTRIES, INC.



                  AGREEMENT AND PLAN OF MERGER dated as of June 11, 1996 ("Agreement") by and among PFI SUBSIDIARY, INC., a Delaware corporation having a mailing address c/o Parent (as defined below) at Parent's principal office location set forth below ("Newco"), and PERFECT FIT INDUSTRIES, INC., a Delaware corporation having its principal office at 201 Cuthbertson Street, Monroe, North Carolina 28110 (the "Company"), as the "constituent corporations" to the merger contemplated by this Agreement (the "Merger"), PFI ACQUISITION CORP., a North Carolina corporation having its principal office at 6337 Morrison Boulevard, Charlotte, North Carolina 28211 ("Parent"), JODY B. VITALE, an individual having a mailing address c/o Parent at Parent's principal office location set forth above, as guarantor pursuant to Article XI hereof ("Vitale"), GENERAL FELT INDUSTRIES, INC., a Delaware corporation having its principal office at 1000 Columbia Avenue, Linwood, Pennsylvania 19061 ("General Felt"), and FOAMEX L.P., a Delaware limited partnership having its principal office at 1000 Columbia Avenue, Linwood, Pennsylvania 19061 ("Foamex"), each of Parent, Vitale, General Felt and Foamex as a party hereto but not as a constituent corporation.

                              W I T N E S S E T H :

                  WHEREAS, the parties wish to provide for the acquisition of the Company by Parent through (a) the merger of Newco into the Company, (b) the conversion of all of the Company's presently outstanding shares of capital stock into the Merger Consideration (as defined in Section 2.1), and (c) the conversion of all of Newco's presently outstanding shares of capital stock into shares of the Company, which shares shall thereupon constitute all of the outstanding capital stock of the Surviving Corporation (as defined in Section 1.1); and

                  WHEREAS, the laws of the State of Delaware permit the merger of Newco with and into the Company; and

                  WHEREAS, the respective Boards of Directors of the Company (all of the outstanding capital stock of which is owned by General Felt), General Felt, Newco (all of the outstanding capital stock of which is owned by Parent), and Parent deem it desirable and in the best interests of their respective corporations and stockholders to merge Newco with and into the Company, and have approved this Agreement for that purpose; and

                  WHEREAS, this Agreement has been approved by Parent, which is the sole stockholder of Newco, and by General Felt, which is the sole stockholder of the Company; and

                  WHEREAS, Foamex, as the owner of all of the outstanding capital stock of General Felt (and, therefore, as the indirect owner of all of the outstanding capital stock of the Company), has agreed to join with General Felt in its representations, warranties, covenants and agreements to be made hereunder.

                  NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties contained in this Agreement, and in order to prescribe the terms and conditions of the Merger and the procedures to effectuate the Merger, the parties hereto agree as follows:

                                   ARTICLE I.

                           TERMS AND EFFECT OF MERGER

                  Section 1.1. The Merger; Name of Surviving Corporation. The Company and Newco are the constituent corporations as contemplated by the Delaware General Corporation Law. At the Effective Time (as defined in Section 1.8) and pursuant to the Delaware General Corporation Law, (a) Newco shall be merged with and into the Company and the separate existence of Newco shall cease, and (b) the Company shall be the "Surviving Corporation" and shall continue its corporate existence under the laws of the State of Delaware under the name "Perfect Fit Industries, Inc."

                  Section 1.2. Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company in effect at the Effective Time, which shall remain unchanged and unaffected by the Merger until further amended as provided by law.

                  Section 1.3. By-laws of Surviving Corporation. The By-laws of the Surviving Corporation shall be the By-laws of Newco in effect at the Effective Time, which shall remain unchanged and unaffected by the Merger until amended as provided by law.

                  Section 1.4. Directors and Officers of Surviving Corporation. The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                  Section 1.5. Effect of Merger on Capital Stock of Constituent Corporations. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the constituent corporations:

                  (a) All of the shares of the Company's Class A Voting Stock ("Class A Common Stock"), par value $.01 per share (the "Shares"), issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent solely the right to receive the Merger Consideration.

                  (b) Each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one share of Class A Common Stock of the Company, which shares shall thereupon represent all of the outstanding capital stock of the Surviving Corporation.

                  Section 1.6. Adoption of this Agreement by the Sole Stockholders of Newco and the Company. This Agreement has been adopted by Parent, which is the sole stockholder of Newco, and by General Felt, which is the sole stockholder of the Company, each pursuant to written consents of its Board of Directors and, in the case of Parent, by its stockholders, as provided by the Delaware General Corporation Law.

                  Section 1.7. Effect of the Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law. At the Effective Time, the constituent corporations shall become a single corporation and the Company shall continue to exist as the Surviving Corporation and shall thereupon and thereafter, pursuant to the Delaware General Corporation Law, have all the rights, privileges, immunities, powers and franchises, and be subject to all the duties, liabilities, obligations and penalties, of each of the constituent corporations, and all property, real, personal and mixed, and all debts due on whatever account and all other choses in action, and all and every other interest of, or belonging to or due to each of the constituent corporations shall be vested in the Surviving Corporation without further act or deed, and the Surviving Corporation shall be subject to all of the liabilities, obligations and penalties of the respective constituent corporations, not pursuant to contract but by operation of law, all in the manner and to the full extent provided by the Delaware General Corporation Law.

                  Section 1.8. Closing; Filing of Certificate of Merger; Effective Time.

                  (a) Upon the terms and provisions and subject to the conditions set forth in this Agreement, the constituent corporations shall cause a Certificate of Merger to be duly prepared in the form attached hereto as Exhibit A (the "Certificate of Merger") and properly executed and delivered for filing and thereafter duly filed with the Secretary of State of the State of Delaware, as provided in the Delaware General Corporation Law, as soon as practicable on or after the Closing Date (as defined below), pursuant to which Certificate of Merger Newco shall be merged with and into the Company. The Merger shall become effective upon the later of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time thereafter as is provided in such Certificate of Merger (the "Effective Time").

                  (b) The closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. on a date to be mutually agreed upon by Foamex, General Felt, the Company, Parent and Newco, which date shall be set no later than the fifth business day after satisfaction of the closing conditions set forth in Articles VII and VIII hereof, or the waiver thereof as provided herein, unless another date or place is agreed to in writing by Foamex, General Felt, the Company, Parent and Newco. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                   ARTICLE II.

                      CLOSING PAYMENT; MERGER CONSIDERATION

                  Section 2.1.      Merger Consideration.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Shares, the Shares shall be converted into the right to receive an amount in cash equal to FIFTY MILLION DOLLARS ($50,000,000), subject to adjustment prior to the Closing as provided in (b) below (the "Merger Consideration"), and subject to further adjustment following the Closing as provided in Section 2.2 hereof.

                  (b) Not fewer than five (5) business days prior to the Closing Date, General Felt shall deliver to Parent a balance sheet of the Company (the "Pre-Closing Balance Sheet") as of the close of the last completed fiscal month prior to the Closing Date, provided that if the last permissible date of delivery is on or before the tenth calendar day of a calendar month, then the balance sheet shall be as of the close of the penultimate completed fiscal month (the "Estimation Date"), including a statement setting forth its reasonable, good faith estimate of the Net Assets (as defined in Section 2.2) as of the Estimation Date determined based upon the Pre-Closing Balance Sheet (the "Estimated Net Assets"), which statement shall be accompanied by a certificate of the Chief Financial Officer of the Company, without personal liability, to the effect that the Pre-Closing Balance Sheet and the statement of the Net Assets have been prepared in good faith, have been prepared and calculated in accordance with Section 2.2(b), and reflect General Felt's and the Company's reasonable, good faith estimate of the Net Assets as of the Estimation Date. If the amount of the Estimated Net Assets exceeds $46,670,000 (the "Target Amount"), the amount of the Merger Consideration payable at Closing shall be increased on a dollar-for-dollar basis by an amount equal to such excess. If the Target Amount exceeds the Estimated Net Assets, the amount of the Merger Consideration payable at Closing shall be decreased on a dollar-for-dollar basis by an amount equal to the excess.

                  (c) On the Closing Date, Parent or Newco shall deliver an amount equal to the Merger Consideration by wire transfer of immediately available funds as follows: (i) an amount specified by General Felt in writing not less than one business day prior to the Closing Date to the holders of certain of the Released Obligations (as defined in Section 6.16), and (ii) the balance of the Merger Consideration to the holder of the Shares. Following the Effective Time, the amount of the Merger Consideration shall be subject to further adjustment as provided in Section 2.2 hereof. Until surrendered in exchange for the Merger Consideration, each certificate for the Shares shall represent for all purposes solely the right to receive the Merger Consideration in respect of the Shares evidenced thereby. From and after the Effective Time, the holder of certificates immediately prior to the Merger shall have no rights in respect of such Shares evidenced thereby other than the right to receive the Merger Consideration or otherwise as provided herein or by law.

                  Section 2.2.      Post-Closing Adjustment.

                  (a) Following the Effective Time, the amount of the Merger Consideration shall be subject to adjustment as provided in this Section 2.2.

                  (b) Within sixty (60) days following the Closing Date, General Felt will, at its expense, prepare and deliver to Parent an unaudited balance sheet of the Company as of the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet will be prepared and presented in accordance with generally accepted accounting principles on a basis consistent with those used in the December 31, 1995 audited balance sheet of the Company included in the Financial Statements (as defined in Section 3.7 hereof), will exclude all notes that would be included if such balance sheet were audited, and will be accompanied by a statement setting forth in reasonable detail and certifying the calculation of the Net Assets (as defined below) of the Company as of the close of business on the Closing Date, including all adjustments to the Closing Date Balance

Sheet effected to arrive at the calculation of Net Assets. In connection with the preparation of the Closing Date Balance Sheet, General Felt shall cause the Company to conduct a physical inventory of the Company's inventory, as of the close of business on the Friday immediately preceding the Closing Date, and Parent shall have the right to have its representatives observe such physical inventory. Parent shall, and shall cause the Surviving Corporation to, provide General Felt with reasonable access to all books, records, work papers and other documentation requested by General Felt to enable General Felt to prepare the Closing Date Balance Sheet. In addition, following General Felt's delivery to Parent of the Closing Date Balance Sheet and the accompanying statement, General Felt shall provide Parent with reasonable access to all books, records, work papers and other documentation requested by Parent sufficient to enable Parent to verify the accuracy of the items set forth on the Closing Date Balance Sheet and the calculation of Net Assets, including the components of, as well as reserves and allowances applicable to, receivables, inventories, other current and other assets, accrued restructuring costs and other liabilities and the components of all adjustments to the Closing Date Balance Sheet effected to arrive at the calculation of Net Assets. For purposes of this Agreement, "Net Assets" shall mean the total assets less the total liabilities of the Company as set forth on the Closing Date Balance Sheet, subject to the adjustments set forth on the schedule to this Section. If the amount of the Net Assets reflected on the Closing Date Balance Sheet exceeds the amount of the Estimated Net Assets, the amount of the Merger Consideration will be increased on a dollar-for-dollar basis by an amount equal to such excess. If the amount of the Estimated Net Assets exceeds the Net Assets reflected on the Closing Date Balance Sheet, the amount of the Merger Consideration shall be decreased on a dollar-for-dollar basis by an amount equal to the excess. The amount of either such adjustment to the amount of the Merger Consideration referred to in the preceding two sentences shall herein be referred to as the "Adjustment Amount."

                  (c) Within thirty (30) days following delivery to Parent of the Closing Date Balance Sheet, Parent shall have the option to deliver to General Felt notice of its objection to the Closing Date Balance Sheet and/or the calculation of Net Assets, setting forth in reasonable detail Parent's objections to the Closing Date Balance Sheet and/or the calculation of Net Assets set forth therein and its proposal with respect to the Net Assets as of the close of business on the Closing Date (the "Dispute Notice"). If Parent shall not have delivered a Dispute Notice during such thirty (30) day period, the calculation of Net Assets included with the Closing Date Balance Sheet will be used in computing the Adjustment Amount. If Parent has given a Dispute Notice within such 30-day period, then during the ten-day period following the date of any Dispute Notice, Parent and General Felt shall attempt to resolve their dispute by mutual agreement. If at the end of such ten-day period, Parent and General Felt shall have failed to reach a complete agreement with respect to the Closing Date Balance Sheet, including the determination of Net Assets and the Adjustment Amount, either party may require that the matter shall be submitted to a mutually acceptable member of the Charlotte, North Carolina office of Price Waterhouse LLP, certified public accountants (the "Accountants"), for resolution; provided that in the event that the parties are unable to agree upon the selection of a mutually acceptable member of the Accountants within twenty
(20) days, the managing partner (or, if none exists, the person of equivalent position) of such office of the Accountants shall select such member. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such work papers and other documents and information related to the disputed issues as the Accountants may request and are available to that party or its affiliates (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination of the amount of Net Assets and to discuss the determination with the Accountants, (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, shall be binding and conclusive on the parties, and (iii) the parties shall bear the fees and expenses of the Accountants in proportion to the difference between the Net Assets as submitted to the Accountants and the Net Assets as finally determined by the Accountants, calculated as follows: (A) General Felt shall bear the portion of the expenses equal to a fraction, the numerator of which is the excess of the Net Assets as submitted by General Felt to the Accountants over the Net Assets as finally determined by the Accountants, and the denominator of which is the excess of the Net Assets as submitted by General Felt to the Accountants over the Net Assets submitted by Parent to the Accountants, and (B) Parent shall bear the remaining portion of the fees and expenses. For purposes of the Accountants' calculation of the Net Assets as of the close of business on the Closing Date as to items that are not in dispute, the amounts to be included will be the appropriate amounts from the Closing Date Balance Sheet. In resolving any disputed item, such items shall be determined by the Accountants in accordance with generally accepted accounting principles on a basis consistent with those used in the December 31, 1995 audited balance sheet of the Company included in the Financial Statements, unless expressly provided in this Agreement and the Accountants may not assign a value of such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party; provided, however, the Accountants may exceed such limitation if such adjustment results from the resolution of a separately disputed item.

                  (d) No later than the earlier of (i) if no Dispute Notice is delivered, the expiration of thirty (30) days from the delivery of the Closing Date Balance Sheet, or (ii) ten (10) days following the final determination by the Accountants of the Adjustment Amount, (x) if the amount of Net Assets as finally determined is greater than the amount of the Estimated Net Assets, Parent or the Surviving Corporation will pay the difference to General Felt in immediately available funds, and (y) if the amount of Net Assets is less than the amount of the Estimated Net Assets, General Felt will pay the difference to Parent in immediately available funds.

                  (e) Payment of the Adjustment Amount by Parent or the Surviving Corporation to General Felt or by General Felt to Parent or the Surviving Corporation, as the case may be, pursuant to this Section 2.2 shall not be subject to the Loss Threshold Amount (as defined in Section 10.1).

                  Section 2.3. Deposit. On the date of this Agreement, Parent or Newco shall deliver to Citibank, N.A. (the "Escrow Agent"), by wire transfer of immediately available funds a deposit (the "Deposit") in an amount equal to $500,000. The Deposit, together with all interest accrued thereon, shall be released by the Escrow Agent either (a) to General Felt on the Closing Date (such Deposit and interest shall be applied in partial satisfaction of the obligation of Parent or Newco to pay the Merger Consideration pursuant to
Section 2.2(c)) or (b) as otherwise provided in this Agreement, and shall be held subject to this Agreement and the Escrow Agreement, dated as of the date hereof, by and among Parent, General Felt and the Escrow Agent

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF FOAMEX,

                          GENERAL FELT AND THE COMPANY

                  Foamex, General Felt and the Company hereby, jointly and severally, represent and warrant to Newco and Parent as follows:

                  Section 3.1. Organization, Good Standing, Power and Authority and Qualification of Foamex, General Felt and the Company. The Company and General Felt are each corporations, and Foamex is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has the corporate or partnership power and authority to enter into this Agreement and to perform the obligations required of it under this Agreement. The Company has full corporate power and authority to conduct its business and to own, lease and operate the assets, properties and business owned or leased and operated by it. The Company is duly qualified to transact business and is in good standing as a foreign corporation authorized to transact business in each of the jurisdictions set forth on the schedule to this Section, which are the only jurisdictions in which the Company is required to be so qualified, except for those jurisdictions in which the failure of the Company to be so qualified and in good standing does not, and could not reasonably be expected to, result in a material adverse effect upon the assets, liabilities, results of operations, business, operations or financial condition of the Company (a "Material Adverse Effect") or materially impair the Company's ability to consummate the Merger and the transactions (the "Related Transactions") contemplated by the Supply Agreement (as defined in Section 7.7). Except as set forth on the schedule to this Section, neither the present ownership by the Company of its properties, nor the present use by the Company of its properties, nor the present conduct by the Company of its business violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its Certificate of Incorporation or By-laws as currently in effect, or any lien, encumbrance, mortgage or deed of trust, to which the Company is a party or by which the Company or any of its property, assets or business may be bound.

                  Section 3.2. Capitalization of the Company. The entire authorized capital stock of the Company consists of 500,000 shares of Class A Common Stock, and 500,000 shares of Class B Nonvoting Common Stock, par value $.01 per share ("Class B Common Stock"), of which 237,364 shares of Class A Common Stock are issued and outstanding and all of which are owned beneficially and of record by General Felt, no shares of Class B Common Stock are issued or outstanding, and no shares of Class A Common Stock or Class B Common Stock are held in treasury.

                  Section 3.3. Issuance of Capital Stock of the Company; Calls upon Shares.

                  (a) All of the shares of capital stock of the Company issued and outstanding as of the date hereof are now, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and none will have been issued or sold since November 18, 1993 in violation of any applicable securities laws (federal or state).

                  (b) General Felt has, and will at the Effective Time have, valid and marketable title to all of the Shares, free and clear of any liens, claims, charges or encumbrances, except as set forth on the schedule to this Section with respect to existing liens, claims, charges or encumbrances to be released at or prior to the Closing.

                  (c) Except as specifically set forth on the schedule to this Section, there are no options, calls, subscriptions, warrants, rights, agreements or commitments of any character obligating the Company, contingently or otherwise, to issue, redeem or re-acquire shares of its capital stock or to register shares of its capital stock under the Securities Act of 1933, as amended (the "Securities Act") or any other applicable securities law (federal or state), and neither General Felt nor any other person has any pre-emptive rights.

                  Section 3.4. Effective Agreement of Foamex, General Felt and the Company. The execution and delivery by each of Foamex, General Felt and the Company of this Agreement and the consummation by each of the Merger and the Related Transactions have been duly authorized by all necessary partnership or corporate action, as the case may be, and this Agreement, and any other agreements or instruments executed and delivered by each pursuant to this Agreement, when executed and delivered by it, will constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Except as specifically set forth on the schedule to this Section, neither the execution and delivery of this Agreement nor the consummation of the Merger or any of the Related Transactions, nor compliance by any of Foamex, General Felt or the Company with any of the provisions hereof, will (a) violate any provision of the Certificate of Incorporation or By-laws of the Company or General Felt or the partnership agreement of Foamex, as the case may be, (b) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the creation of any lien, encumbrance or charge upon the Shares or any of the assets or property of the Company pursuant to, any contract, Permit (as defined in Section 3.9), agreement, lease of real or personal property, License (as defined in Section 3.24) or commitment to which Foamex, General Felt or the Company is a party, or by which Foamex, General Felt or the Company or any of their respective assets or property may be bound, or (c) violate any judgment, decree, order, statute, rule or governmental regulation applicable to Foamex, General Felt or the Company or any of their respective assets, property or business.

                  Section 3.5. Subsidiaries and Affiliates. The Company (other than through its employee benefit plans or as acquired subsequent to the date of this Agreement (and notice of which is given to Parent and Newco) in settlement of outstanding accounts receivable) does not own any capital stock, bonds or other securities of, and does not have any partnership, equity or proprietary interest in, any corporation, partnership, firm, association or business organization, entity or enterprise.

                  Section 3.6. Certificate of Incorporation and By-laws. Included in the schedule to this Section are a true and complete copy of the Certificate of Incorporation of the Company, as in effect on the date hereof, certified as of a recent date by the appropriate governmental official of its jurisdiction of incorporation, and a true and complete copy of the By-laws of the Company, as in effect on the date hereof.

                  Section 3.7.      Financial Statements.

                  (a) Included in the schedule to this Section are: (i) audited balance sheets of the Company as at December 31, 1995 (the "Balance Sheet Date") and January 1, 1995, and the related audited statements of operations, cash flows and stockholder's equity for the periods ended on each of such dates, including the respective notes thereto, which are accompanied by the opinion of Coopers & Lybrand L.L.P., independent certified public accountants, and (ii) unaudited balance sheet of the Company as at April 28, 1996, and the related unaudited statements of operations, cash flows and stockholder's equity for the period ended on such date (the financial statements described in clauses (i) and (ii) hereinafter collectively referred to as the "Financial Statements"). Such Financial Statements, together with the notes thereto, if any, reflect the books and records of the Company, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements except as noted therein or as set forth on the schedule to this Section, and fairly present, in the case of the balance sheets, the financial condition of the Company as of the respective dates indicated, and in the case of the statements of operations, cash flows and stockholder's equity, the results of operations and the changes in stockholder's equity of the Company for the respective periods indicated.

                  (b) Included in the schedule to this Section is the balance sheet of the Company as of April 28, 1996 (the "Adjusted April Balance Sheet"), which sets forth General Felt's and the Company's reasonable, good faith estimate of the calculation of the Net Assets as of such date.

                  Section 3.8.      Taxes.

                  (a) Except as set forth on the schedule to this Section, the
Company: (i) has duly and timely filed (or joined in the duly and timely filing of) with the appropriate authorities all Tax Returns (as defined below) required to be filed by or on behalf of the Company on or before the date hereof, (ii) has duly and timely paid or caused to be timely paid all Taxes (as defined below) due and payable in respect of all periods up to and including the date hereof, and (iii) has properly accrued on the Financial Statements all Taxes not yet payable in respect of all periods up to and including the respective dates thereof. Except as set forth on the schedule to this Section, all Tax Returns filed by or on behalf of or which include the Company are true, complete and correct in all material respects. The schedule to this Section sets forth a list of each jurisdiction in which the Company has filed a Tax Return, the type of Tax and type of Tax Return filed. The Company has made available to Parent and Newco a copy of each Tax Return filed by the Company (or which includes the Company) within the last three (3) years. Except as set forth on the schedule to this Section, the Company has duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by the Company on or before the date hereof. Except as set forth on the schedule to this Section: (A) the Company will incur no liability or expense for Taxes for the period between the Balance Sheet Date and the Effective Time other than with respect to operations in the ordinary course of business; (B) no taxing authority has claimed, proposed or asserted any adjustment that could result in the creation of or an increase in any deficiency in any Tax for which the Company is or may be liable or which relates to the income, assets or operations of the Company;
(C) to the knowledge of Foamex, General Felt and the Company, there is no pending or threatened audit, investigation, proceeding or claim respecting any Tax for which the Company is or may be liable or which relates to the income, assets or operations of the Company; (D) no statute of limitations relating to the assessment or collection of any Tax for which the Company is or may become liable or subject has been waived or extended; (E) the Company is not a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162(m), Section 280G or Section 404 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"); (F) all material agreements, contracts or arrangements with affiliates to which the Company is a party relating to the acquisition of property or services by the Company were entered into on terms no less favorable to the Company than those between parties dealing on an arm's length basis; (G) except pursuant to Sections 6.11 and 10.6 hereof, the Company is not a party to any Tax sharing or Tax allocation agreement and any such agreement shall terminate as of the Effective Time; (H) there are no liens for Taxes upon the assets of the Company except for liens for Taxes not yet due and payable; and (I) all federal income Tax Returns of the Company have been finally examined by the appropriate taxing authorities for all taxable periods up through December 31, 1989 and any deficiencies or assessments asserted or proposed with respect to such periods have either been fully paid, finally settled or adequately provided for. The Company is not a "consenting corporation" within the meaning of Section 341(f) of the Code. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. The Company has not made, or been required to make, an election under Section 338 of the Code (or any comparable state, local or foreign Tax provision). None of the assets of the

Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said provision (or any comparable state, local or foreign Tax provision).

                  (b) Notwithstanding anything to the contrary contained in
Section 3.8(a), each representation and warranty made by Foamex, General Felt and the Company in Section 3.8(a) shall be deemed made to their knowledge to the extent such representation and warranty relates to the period prior to November 18, 1993.

                  (c) For purposes of this Agreement,"Tax" means any tax, fee, levy, duty, assessment or other governmental charge imposed by any governmental authority (including without limitation any income, franchise, gross receipts, real property, personal property, registration, sales, use, excise, services, value added, ad valorem, withholding, social security, estimated, accumulated earnings, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, severance, stamp, minimum, environmental, occupancy, customs or occupation tax), including without limitation any liability therefor as a result of Treasury Regulation ss.1.1502-6 (or any comparable state, local or foreign Tax provision), as a transferee (including under Section 6901 of the Code or any comparable state, local or foreign Tax provision) or as a result of any Tax sharing or similar agreement, and any interest, additions to tax and penalties in connection therewith. "Tax Return" means any return, declaration, report, estimate, information return or statement and any amendment thereto, together with any supporting information or schedules, which is filed or required to be filed under applicable law in connection with the determination, assessment, collection, payment or administration of any Tax, whether on a consolidated, combined, unitary or separate basis or otherwise.

                  Section 3.9.      Compliance with Law.

                  (a) Except as set forth on the schedule to this Section, the Company is in all material respects, in compliance with all applicable material laws, rules, regulations or requirements of any governmental authority, federal, state or local, relating to its business and its real and personal property.

                  (b) The Company holds and is in material compliance with all permits, certificates, licenses, approvals, registrations and authorizations required under all laws, rules and regulations ("Permits"), and all of such Permits are in full force and effect. All such Permits which are material to the business of the Company as presently conducted and the expiration dates thereof are listed on the schedule to this Section.

                  Section 3.10.     Environmental Matters.  As of the date
hereof:

                  (a) except as set forth on the schedule to this Section, to the knowledge of Foamex, General Felt and the Company, the Company has complied with all, and is not in violation of any, applicable Environmental Laws (as defined below);

                  (b) the Company has not received any request for information, notice of claim, notice of violation, complaint, demand or notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release (as hereinafter defined) of any Hazardous Substance;

                  (c) except as set forth on the schedule to this Section, to the knowledge of Foamex, General Felt and the Company, the Company has not managed or handled any substance regulated under any Environmental Law (a "Hazardous Substance") on any property now or previously owned, operated or leased by the Company, nor has anyone else managed any Hazardous Substances on any property now or previously owned, operated or leased by the Company, except in compliance with all applicable laws;

                  (d) except as set forth on the schedule to this Section, to the knowledge of Foamex, General Felt and the Company, there are no underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by the Company and for which the Company may have legal responsibility under any Environmental Laws;

                  (e) to the knowledge of Foamex, General Felt and the Company, no Hazardous Substance managed by the Company has come to be located at any site which is listed or proposed for listing pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response Compensation and Liability Information System ("CERCLIS") or on any similar state list of sites requiring remediation of environmental contamination, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or Parent for investigation, clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA;

                  (f) to the knowledge of Foamex, General Felt and the Company, no Hazardous Substance has been released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Release") at, on, about or under any property now or formerly owned, operated or leased by the Company in amounts which must be reported to the National Response Center pursuant to Section 103(a) of CERCLA, 42 U.S.C. ss. 9603(a);

                  (g) there are no environmental liens on any properties owned or leased by the Company and, to the knowledge of Foamex, General Felt and the Company, no actions by any federal, state or local governmental or regulatory agency or authority have been taken or are in process or pending which could subject any of such properties to such liens;

                  (h) except as set forth on the schedule to this Section and heretofore provided to Parent and Newco, since November 18, 1993, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by or on behalf of the Company or any affiliate of the Company in relation to any property or business now or previously owned, operated, or leased by the Company; and

                  (i) except as set forth on the schedule to this Section, neither Foamex, General Felt nor the Company knows of any facts or circumstances related to environmental matters concerning the existing or previously owned properties or businesses of the Company that could reasonably be expected to lead to any future environmental claims, liabilities or responsibilities against the Company or Parent.

For purposes of this Agreement, "Environmental Laws" means all federal, state and local laws and regulations (as in effect, administered and interpreted on the date hereof) relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of regulated substances, or otherwise relating to manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of regulated substances, including, but not limited to chemicals, pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products, asbestos and polychlorinated biphenyls (PCB's).

                  Section 3.11.     Labor Contracts.

                  (a) Except as specifically set forth on the schedule to this Section, there are no collective bargaining agreements or other written agreements or arrangements of any kind with any union or other employee organization or association with respect to any of the employees of the Company. Neither Foamex, General Felt nor the Company has knowledge of any condition which could reasonably be expected to cause the Company to suffer any strike, union representation contest, labor trouble or work stoppage and, since November 18, 1993, the Company has not suffered any strike, union representation contest or work stoppage.

                  (b) Since November 18, 1993, the Company has not engaged in any conduct which constitutes an unfair labor practice pursuant to Section 8(a) of the National Labor Relations Act or otherwise failed to comply in all material respects with all laws, statutes, regulations and ordinances governing employment, employment practices and the terms and conditions of employment. Except as set forth on the schedule to this Section, there are (i) no actions at law or suits in equity against the Company or to which the Company is a party pending before any court or any other tribunal, agency or authority arising under any laws governing the employer-employee relationship, (ii) no matters, including but not limited to investigations, hearings or appeals, involving the Company pending before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar federal or state agency, and (iii) no matters involving the Company currently before any arbitrator or mediator in respect of the employer-employee relationship. To the knowledge of Foamex, General Felt and the Company, since November 18, 1993, there have been no material attempts, whether or not successful, to organize any union or employee organization or association in respect of any of the employees of the Company.

                  Section 3.12. Condition of Properties. Other than the Closed Plants (as defined below) and except as set forth on the schedule to this Section, (a) all plants, buildings, offices, shops and other structures, and (b) all machinery, equipment and fixtures with an individual original cost of $150,000 or more owned, leased or used by the Company, are in good operating condition and are suitable and sufficient for all operations currently conducted by them, ordinary wear and tear excepted. For purposes of this Agreement, "Closed Plants" shall mean the Company's plants located at Rock Hill, South Carolina and Sparks, Nevada and the machinery, equipment and fixtures included therein.

                  Section 3.13.     Undisclosed Liabilities; Accounts Payable,
Etc.

                  (a) Except as set forth on the schedule to this Section, the Company does not have any indebtedness, obligations or liabilities of any nature, whether accrued, absolute, contingent or other, whether due or to become due, including, without limitation, liabilities or obligations on account of Taxes, other governmental charges, duties, penalties, interest or fines, other than (i) those reflected on the balance sheet of the Company at the Balance Sheet Date or in the notes thereto, (ii) incurred by the Company since the Balance Sheet Date in the ordinary course of business and consistent with past practice, (iii) relating to the performance of obligations under contracts to which the Company is party or to which its assets are subject, in accordance with the terms and conditions thereof, which contracts are not in default and the liabilities associated therewith are not required under generally accepted accounting principles consistently applied to be accrued or disclosed on the Financial Statements,
(iv) reflected on the Pre-Closing Balance Sheet or in the calculation of Estimated Net Assets, (v) liabilities arising out of or in connection with Environmental Laws, (vi) any liability arising out of or in connection with any claim by the ultimate retail purchaser of any of the Company's products resulting from an alleged defect in the design or manufacture of any product, or any alleged failure to warn with respect to any product, (vii) Released Obligations (as defined in Section 6.16), (viii) Taxes, and (ix) Self-Insured Welfare Liabilities (as defined in Section 6.14).

                  (b) The accounts payable of the Company reflected on the balance sheet of the Company at the Balance Sheet Date or arising subsequent thereto are the result of bona fide transactions in the ordinary course of business and were paid or are not yet due and payable.

                  Section 3.14. Absence of Changes. Except as set forth on the schedule to this Section or as otherwise expressly permitted under this Agreement or consented to in writing by Parent or Newco, since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and consistent with past practices and there has not been any:

                  (a) change in the condition (financial or otherwise), properties, assets, liabilities, results of operations, business or operations of the Company, other than (i) changes in the ordinary course of business which in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect, or (ii) changes resulting from (A) general economic conditions, (B) seasonality of the Company's business, or (C) conditions affecting the home textile furnishings industry generally;

                  (b) loss, damage or destruction to any of the properties of the Company due to fire or other casualty, whether or not insured, that has had and could reasonably be expected to have a Material Adverse Effect;

                  (c) increase in the rate of direct compensation payable or to become payable by the Company to any (i) officer or employee, or (ii) agent or consultant which has a written agreement with the Company that is not terminable at will, other than routine increases made in the ordinary course of business, or any bonus, percentage compensation, service award or other like benefit, granted, made or agreed to for any such officer, employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to;

                  (d) mortgage, pledge or subjection to lien, charge or any other encumbrance of any of the assets, tangible or intangible, of the Company, other than Permitted Encumbrances (as defined in Section 3.18);

                  (e) sale, lease, abandonment, assignment, transfer or other disposition of any of the tangible assets (other than inventory) or interests in real property of the Company or cancellation of any debt or claim of the Company (other than receivables in the ordinary course of business), or any sale, assignment, transfer, license or other disposition of any patent, trademark, trade name, service mark, copyright or other similar asset of the Company, except in each case in the ordinary course of business, consistent with past practices and which, in the aggregate, are not material;

                  (f) incurrence of any extraordinary loss or waiver of any right of substantial value by the Company whether or not in the ordinary course of business;

                  (g) capital expenditures by the Company in the aggregate of more than $50,000; or

                  (h) agreement by the Company to do any of the foregoing.

                  Section 3.15.     Title to Real Property.

                  (a) The schedule to this Section sets forth a complete description, based on the existing owner's title insurance policies, by metes and bounds or lot, block and section of each parcel of real property owned by the Company, together with a brief, summary description of the buildings, structures and improvements thereon. The Company has good, marketable and insurable title in fee simple to all real property set forth on the schedule to this Section (including, but not limited to, that reflected on the balance sheet of the Company at the Balance Sheet Date) and to the buildings, structures and improvements thereon, in each case free and clear of all security interests, liens, adverse claims, encumbrances, mortgages, pledges, charges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachment and other burdens, except (i) as specifically set forth on the schedule to this Section, and (ii) except for any Permitted Encumbrances (as defined in Section 3.18). For purposes of this Section, insurable title is deemed to be such title as Lawyers Title Insurance Corporation or any other national reputable title company will approve and insure at standard rates, subject only to the matters set forth on the schedule to this Section and Permitted Encumbrances.

                  (b) Each parcel of real property listed on the schedule to this Section, including, without limitation, all buildings and improvements thereon, and the present use, operation and condition thereof do not violate in any material respect or in any respect that would render title unmarketable any deed or other covenant, restriction, right of way or easement of record. The Company has not received written notice of any such default or breach by the Company or any of the real properties listed on the schedule to this Section under any such covenants, restrictions, rights of way or easements affecting such real property.

                  (c) None of Foamex, General Felt and/or the Company or any of their respective affiliates own any real property adjacent to the real properties described on the schedule to this Section.

                  (d) Neither the Company, nor Foamex, nor General Felt have any knowledge of any adverse possession claim or threatened adverse possession claim with respect to any of the real property listed on the schedule to this Section. There is no building, structure or other improvement existing at any of such real properties which does presently, or could in the future if unremedied, give rise to an adverse possession claim.

                  (e) Each of the real properties listed on the schedule to this Section does not violate any set back restriction.

                  (f) Pursuant to the lease and amendment thereto described in item 9 on the schedule to Section 3.16 (the "Tell City Lease"), the Company has the right of ingress and egress from the real property described on the schedule to Section 3.16 as Parcel I of the Tell City Property (as defined in the schedule to Section 3.16) to New Indiana State Highway #37 and, if such Parcel I is conveyed to the Company prior to the Effective Time, upon the conveyance of such Parcel I to the Company, the Company will have such rights as of the date of the conveyance.

                  (g) Each owned property (except for the Tell City Property) is assessed as one or more separate tax lots and no part of each such property is part of a tax lot which includes other property not owned by the Company.

                  Section 3.16.     Leases of Real Property.

                  (a) The schedule to this Section sets forth a list of all leases and subleases of real property and all other occupancy or similar license agreements with respect to real property to which the Company is a party, together with all amendments and supplements thereto and modifications and guaranties thereof (collectively, the "Leases"). Except as specified on the schedule to this Section, the Company has heretofore made available to Newco and Parent true and complete copies of all of the Leases. All of the Leases are legally valid and binding and in full force and effect, and there are no material defaults thereunder nor any events which with the passage of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the knowledge of Foamex, General Felt and the Company, by any other party thereto which would interfere with the use by the Company of such premises. The Company has not mortgaged, pledged or otherwise encumbered its interest in any premises covered by the Leases nor has it assigned its interest under any Lease or sublet all or any portion of any real property which it leases, nor has it granted any person or entity any rights to any of the premises covered by any Lease or in and to any Lease, except as set forth on the schedule to this Section.

                  (b) Part B of the schedule to this Section sets forth a complete description of the Tell City Property based on the Tell City Lease, by metes and bounds, together with a brief description of the building structures and improvements thereon.

                  (c) If, as of the Effective Time, the Company owns fee title to Parcel I of the Tell City Property, then Part B of the schedule to this Section shall be deemed added to the schedule to Section 3.15, all of Section
3.15 shall be deemed to be applicable to the Tell City Property, Section 3.16(b) shall be deemed included in Section 3.15 of this Agreement and the Tell City Lease shall be deemed deleted from the schedule to this Section. If, as of the Effective Time, the Company does not own fee title to the Tell City Property, then the Company, nevertheless, shall be deemed to have made the representations and warranties set forth in Sections 3.15(c), (d), (e) and (f) with respect to the Tell City Property and the representation and warranty set forth in the first sentence of Section 3.15(b), to its knowledge, as it relates to the Tell City Property.

                  Section 3.17. Easements; Condemnation. The Company has all easements and rights of ingress and egress and all utilities and services necessary for the operations currently conducted by the Company. Neither the whole nor any portion of any real property owned or leased by the Company or providing a right of access to the Company has been condemned, requisitioned or otherwise taken by any public authority, and no such condemnation, requisition or taking is, to the knowledge of the Company, threatened or contemplated.

                  Section 3.18. Title to Personal Property. The schedule to this Section sets forth a list of all furniture, machinery, equipment, vehicles, aircraft and other personal property owned by the Company having, individually, a book value of at least $25,000 as of June 5, 1996. Except as set forth on the schedule to this Section, the Company has good and marketable title to all furniture, machinery, equipment, vehicles, aircraft and other personal property which it purports to own, including but not limited to that reflected on the balance sheet of the Company at the Balance Sheet Date
(except as disposed of since the Balance Sheet Date in the ordinary course of business without involving any misrepresentation or breach of warranty or covenant by the Company under this Agreement), in each case free and clear of all security interests, liens, adverse claims, encumbrances, mortgages, pledges, equities, charges, defects in title, restrictions or other burdens, other than Permitted Encumbrances. For purposes of this Agreement, "Permitted Encumbrances" shall mean the following encumbrances:

                  (a) liens for Taxes, assessments or other government charges, levies or claims not yet due and payable or which are being contested by the Company in good faith and for which the Company has taken appropriate reserves in accordance with generally accepted accounting principles consistently applied;

                  (b) liens of carriers, warehousemen, mechanics, laborers and materialmen (or similar liens) incurred in the ordinary course of business for amounts not yet due and payable or which are being contested by the Company in good faith and for which the Company has taken appropriate reserves in accordance with generally accepted accounting principles consistently applied;

                  (c) liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, statutory obligations or social security legislation, or for any purpose at the time required by law as a condition precedent to the transaction of business or the exercise of any of the privileges or licenses of the Company, so long as the underlying obligations are not then required to be paid;

                  (d) with respect to real estate, minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use, or in any respect detracts from the marketability or insurability (at standard rates by a title company of nationally recognized standing) of the property subject thereto, or materially impairs the operations of the Company, and building and zoning laws and other land use restrictions that do not materially impair and are not materially violated by the present or anticipated use of the property subject thereto;

                  (e) with respect to personal property, any lien with respect to such asset which does not adversely affect the value or marketability of such asset or materially interfere with the present use and the continuation of such present use of such asset;

                  (f) liens against leased equipment securing rental payments under capital lease arrangements for such equipment; and

                  (g) currently existing liens that are disclosed on the schedule to this Section, but those liens or pledges shall not be increased or extended to other Indebtedness unless otherwise permitted by the terms and provisions of this Agreement.

                  Section 3.19. Leases of Personal Property. The schedule to this Section sets forth a list of all furniture, machinery, equipment, vehicles, aircraft and other tangible personal property covered by each lease of personal property providing for payments of at least $25,000 per annum or $50,000 over its term, to which the Company is a party, together with all amendments and supplements thereto and modifications thereof. Except as specified on the schedule to this Section, the Company has heretofore made available to Newco and Parent true and complete copies of all such leases and the amendments, supplements and modifications thereto. All such leases, amendments, supplements and modifications are legally valid and binding and in full force and effect, and there are no defaults thereunder by the

Company or, to the knowledge of Foamex, General Felt or the Company, by any other party thereto which would materially interfere with the Company's use of such personal property. Except as set forth on the schedule to this Section or the schedule to Section 3.18 hereof, no leasehold or other interest of the Company in tangible personal property is subject or subordinate to any security interest, lien, adverse claim, encumbrance, mortgage, pledge, equity, defect in title, restriction or other burden other than Permitted Encumbrances.

                  Section 3.20. Accounts Receivable. The accounts receivable shown on the balance sheet of the Company at the Balance Sheet Date or acquired by the Company after such date, arise from bona fide transactions in the ordinary course of business, and are carried (or to be carried) on the books of the Company in accordance with generally accepted accounting principles consistently applied. The schedule to this Section sets forth a list of each outstanding Bankruptcy Receivable (as defined in Section 6.10) as of the date of this Agreement, including for each Bankruptcy Receivable the name of the customer, the gross amount of such outstanding receivable due the Company, and the amount at which such Bankruptcy Receivable is carried by the Company on its books. On the balance sheet of the Company as at December 31, 1995, there is an aggregate reserve for doubtful accounts of $560,000, none of which is attributable to such Bankruptcy Receivables and all of which is attributable to other receivables of the Company.

                  Section 3.21. Inventory; Recalls. All additions to inventories since the Balance Sheet Date and all inventory classified as such on the balance sheet of the Company at the Balance Sheet Date are valued in accordance with generally accepted accounting principles consistently applied. All slow-moving, unmarketable, returned, rejected, damaged or obsolete inventory has been written-down or written-off, in accordance with generally accepted accounting principles consistently applied. Except as set forth on the schedule to this Section, the Company is not contemplating the recall of any products sold by it nor have any products sold by it since November 18, 1993 been subject to any recalls; to the knowledge of Foamex, General Felt and the Company, there are no material defects in any such products.

                  Section 3.22. Contracts, Agreements and Commitments. The schedule to this Section lists specifically each of the following additional contracts, agreements, commitments and other documents to which the Company is a party or by which the Company or any of its respective properties or assets is in any way affected or bound (the copies thereof heretofore made available by the Company to Newco and Parent being true and complete and including all material amendments, supplements and modifications thereof):

                  (a) as of the date hereof, each contract, agreement or commitment for the purchase of pre-assembled parts, raw materials, supplies, services or utilities which involve aggregate payments or receipts by the Company of $25,000 or more;

                  (b) each employment, non-competition or secrecy agreement;

                  (c) each loan or credit agreement, security agreement, guaranty, indenture, mortgage, pledge, conditional sale or title retention agreement, equipment obligation, lease purchase agreement or instrument evidencing indebtedness;

                  (d) each partnership, joint venture, joint operating or similar agreement;

                  (e) each contract, agreement or commitment (other than those types covered by subsections (a) through (d), inclusive, of this Section and any lease or sublease set forth on the schedule to Sections 3.16 or 3.19) which (i) involves aggregate payments or receipts by the Company of $25,000 or more, or
(ii) otherwise materially affects the condition (financial or other), properties, assets, business or prospects of the Company; and

                  (f) as of the date hereof, each contract in excess of $25,000 for the sale of goods on which the Company has made a bid or, to the knowledge of Foamex, General Felt and the Company, any of its distributors has made a bid, which has neither been accepted nor rejected.

                  All of such contracts, agreements and commitments are legally valid and binding and in full force and effect, and there are no material defaults thereunder, or events which upon notice or the passage of time or both would constitute a material default thereunder, by the Company or, to the knowledge of Foamex, General Felt and the Company, by any other party thereto.

                  Section 3.23. Certain Documents and Reports. The schedule to this Section lists specifically each of the following described documents (the copies thereof heretofore made available by the Company to Newco and Parent being true and complete and including all material amendments, supplements and modifications thereof):

                  (a) each contract, agreement, arrangement or commitment to which the Company or General Felt is a party or may be bound, in respect of the issuance, transfer, ownership or voting of capital stock, bonds or other securities of the Company;

                  (b) each contract, agreement, arrangement or commitment to which the Company may be a party or may be bound, pursuant to which the Company has acquired or disposed of any substantial portion of its business or assets or the Company was itself acquired since November 18, 1993;

                  (c) each notice of any violation or potential violation of law received from and after January 1, 1995 by the Company from (and each response of the Company) any federal, state or local governmental body or administrative agency;

                  (d) each audit report or other formal report submitted to the Company by independent accountants in connection with any annual or interim audit of the books of the Company or by the Internal Revenue Service for any fiscal period commencing after January 1, 1995 in connection with the audit of any federal income tax return of the Company.

                  Section 3.24.     Patents, Trademarks, Copyrights, Etc.

                  (a) Set forth on the schedule to this Section is a true and complete list of all trademarks, trade names, service marks, copyrights, imprints, logos, trade dress, patents, whether or not registered (and all registrations, applications, renewals and licenses therefor) that are material to and used in the business of the Company (collectively, the "Intellectual Property"), specifying all registration and application numbers, the subject matter of the application or registration, the owner of each item of Intellectual Property, the jurisdiction by or in which such item of Intellectual Property has been issued or registered or in which an application therefor has been filed, and the respective expiration dates thereof in each jurisdiction where a registration has been filed.

                  (b) Except for licenses for generally commercially available software, each item of Intellectual Property licensed by or to the Company is licensed to the extent provided in the applicable license agreements (the "Licenses") as set forth on the schedule to this Section. A true and correct copy of each of the Licenses has been made available to Parent and Newco and no changes have been made thereto. Each License is valid, binding and enforceable in accordance with its terms, there are no existing material defaults by the Company thereunder, and, to the knowledge of Foamex, General Felt and the Company, no event has occurred, which (with notice, lapse of time or both) would constitute a material default thereunder by any party thereto.

                  (c) Except as set forth on the schedule to this Section, the Company has not received any notification of infringement by it or by anyone claiming any right to use an item of Intellectual Property assigned, licensed or registered to it by an agreement with the Company or any claims with regard to any item of Intellectual Property used by it. To the knowledge of Foamex, General Felt and the Company, no item of Intellectual Property used by the Company infringes any trademark, service mark, trade name or patent (or similar right) of others in any jurisdiction in which such item of Intellectual Property is used and the Company has all right and authority to use the item of Intellectual Property in its business.

                  (d) Except as set forth on the schedule to this Section, all technical information, procedures, processes, trade secrets, formulae, methods, practices, techniques, information, bills of parts, diagrams, drawings, specifications, blueprints, lists of materials, production manuals and data relating to the design, manufacture, production, inspection, labor and general costs, and testing of products (collectively, the "Know-How") developed, sold or used by the Company is owned by it or may be utilized by the Company without the consent or license of any third party, is free and clear of all liens and the Company does not pay royalties to any third party in respect of the use by it of the Know-How. The Company has not received any notification of infringement by it or other adverse claim with regard to any Know-How used by it. To the knowledge of Foamex, General Felt and the Company, no Know-How used by the Company infringes upon or otherwise violates any rights of others.

                  Section 3.25. Insurance. The schedule to this Section sets forth each material insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by or on behalf of the Company on its properties, assets, products, business or personnel. True and complete copies of the most recent inspection reports, if any, received since January 1, 1995 from insurance underwriters as to the condition of the properties and assets owned, leased, occupied or operated by the Company or the conduct of its business have been made available to Parent and Newco. The Company is not in default with respect to any material provision contained in any insurance policy and has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion. True and complete copies of all liability insurance policies of the Company in effect have heretofore been made available by the Company to Newco and Parent.

                  Section 3.26. Litigation. The schedule to this Section includes a true and complete list of all pending claims, actions, suits, investigations, audits and other proceedings of every kind ("Proceedings") to which the Company is a party or which involve or relate to the Company or any of its properties, officers, employees or directors in connection with the business and affairs of the Company, and, to the knowledge of Foamex, General Felt and the Company, there is no written threat of any other Proceeding. Except as set forth on the schedule to this Section, none of such claims arose during a period in which the Company was not adequately insured and all of such claims are covered by insurance, subject to applicable deductibles, retentions and applicable policy limitations. Copies of all opinions of the Company's counsel given in response to inquiries by its independent certified public accountants in connection with any audit of the Company conducted since November 18, 1993 have heretofore been made available by the Company to Newco and Parent.

                  Section 3.27.     Employee Benefit Plans.

                  (a) The schedule to this Section lists any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, welfare, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (other than a "multiemployer plan" within the meaning of Sections 3(37) and 4001(a)(3) of ERISA; a "Multiemployer Plan") established by the Company or to which the Company contributes or has contributed and with respect to which the Company has or may reasonably be expected to have any liability.

                  (b) Except as set forth on the schedule to this Section, each employee benefit plan listed on the schedule and any related trust agreements, annuity contracts, insurance contracts or other instruments are currently, and have been in the past, in compliance in all material respects both as to form and operation with the requirements of ERISA and the Code.

                  (c) No "pension plan" (within the meaning of Section 3(2) of ERISA) maintained by the Company has at any time incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. Each such pension plan which is intended to be qualified under Section 401(a) of the Code has been determined to be qualified by the Internal Revenue Service.

                  (d) Neither Foamex, General Felt nor the Company has knowledge of any communication (whether written or oral) generally to employees or specifically to any employee regarding (i) any future increase of benefit levels (or creation of new benefits) with respect to any employee benefit plan listed on the schedule to this Section beyond those reflected in such plans, or (ii) the adoption or creation of any new benefit plan.

                  (e) Except as set forth on the schedule to this Section, all reports and applications relating thereto required by any government agency have been timely filed and all contributions required to be made on or before the Effective Time to each employee benefit plan under the terms of such plan, ERISA, the Code or other applicable law will have been timely made.

                  (f) The Company has not engaged in, and neither Foamex, General Felt nor the Company has actual knowledge of any fiduciary of any such employee benefit plan that has engaged in, any transaction in violation of
Section 406 of ERISA or any "prohibited transaction" (within the meaning of Section 4975 of the Code) for which no exemption exists under ERISA or the Code.

                  (g) Except as set forth on the schedule to this Section, the Company does not maintain or contribute to any employee benefit plan which provides, and has no liability or obligation to provide, life insurance, medical or other employee welfare benefits to any employee (or such employee's beneficiary) upon such employee's retirement or termination of employment, except as may be required by federal, state or local laws, rules or regulations.

                  (h) The Company is not now or has ever been a contributing employer with respect to any Multiemployer Plan.

                  (i) There is no circumstance, event or condition which could reasonably result in the Company incurring any liability in respect of an employee benefit plan maintained by any entity which is (or at any relevant time was) a member of a "controlled group of corporations" (within the meaning of
Section 414(b) of the Code) with the Company or under "common control" (within the meaning of Section 414(c) of the Code) with the Company.

                  Section 3.28. Employee Compensation. The schedule to this
Section includes a list of the names, salaries (wage rates for non-salaried employees) and functions performed by all the directors and officers of the Company, and by all other employees of the Company whose total compensation from the Company for the fiscal year ended December 31, 1995 exceeded $75,000.

                  Section 3.29. Principal Revenue Sources. Except as set forth on the schedule to this Section, during the twelve (12) months ended on the Balance Sheet Date, 5% or more of the revenues of the Company were not attributable to any single corporation, person or other entity or to any group of affiliated corporations, persons or other entities. Since the Balance Sheet Date, there has not been any change in the relationship or course of dealing between the Company and any of its (a) customers from whom the Company received 5% or more of its revenues during the twelve (12) months ended on the Balance Sheet Date, or (b) suppliers, which has or had or could reasonably be expected to result in a Material Adverse Effect.

                  Section 3.30. Third Party Obligations. Except as set forth on the schedule to this Section, the Company has no obligation or liability, either actual or accrued, accruing or contingent, as guarantor, surety, co-signor, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks or letters of credit, respectively, endorsed or made in the ordinary course of business.

                  Section 3.31. Affiliate and Associate Transactions. Except as set forth on the schedule to this Section or the Employee Loans Receivable, the Company has no loan or advance in excess of $1,000 outstanding to any stockholder, officer, director or employee and, to the knowledge of the Company, no officer or director of the Company or any "affiliate" or "associate" (as those terms are defined in Rule 405 of the Rules and Regulations under the Securities Act) of the Company or any such person has, either directly or indirectly:

                  (a) an equity interest of 5% or more in any corporation, partnership, joint venture, association, organization or other person or entity which purchases from or sells or furnishes to the Company any goods or otherwise does business with the Company; or

                  (b) a beneficial interest in any contract, commitment or agreement to which the Company is a party or under which the Company is obligated or bound or to which the property of the Company may be subject, other than contracts, commitments or agreements between the Company and such persons in their capacities as employees, officers or directors of the Company; provided, however, that such representation and warranty shall not apply to the ownership, as a passive investment, by any such officer, "affiliate" or "associate" of less than 5% of a class of securities listed for trading on a national securities exchange or publicly traded in the over-the-counter market.

                  Section 3.32. Absence of Certain Business Practices. Neither the Company, nor any of its officers, employees or agents, nor any other person acting on behalf of any of them, has, directly or indirectly, since January 1, 1995 given or agreed to give any gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office or other person who is or may be in a position to help or hinder the business of the Company (or assist it in connection with any actual or proposed transaction) which (a) would or could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, would or could reasonably be expected to have had a Material Adverse Effect as reflected in any of the Financial Statements, or (c) if not continued in the future, would or could reasonably be expected to have a Material Adverse Effect.

                           Section 3.33.    Brokers and Finders.  Neither
Foamex, General Felt, the Company nor any of their respective officers, directors or employees has employed any broker, agent or finder (other than Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Lazard Freres & Co. LLC ("Lazard"), the fees and expenses of which shall be borne by General
Felt), as a result of which the Company shall have any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated hereby.

                           Section 3.34.    Certain Tell City Representations.

                  (a) The Company completed the construction of the Facility (as such term is defined in the Tell City Lease) and began production therein on or prior to July 14, 1995, and Lessor (as such term is defined in the Tell City Lease) has not given notice of termination of the Tell City Lease pursuant to
Section 4(b) thereof.

                  (b) The Company has not violated the provisions of Section 10 of the Tell City Lease in such a manner as would entitle Lessor to terminate the Tell City Lease pursuant to Section 12 thereof and Lessor has not given notice of termination of the Tell City Lease pursuant to Section 12 thereof.

                  (c)      The Company has provided to Lessor the
certification required pursuant to Section 4(a) of the Tell City Lease.

                  (d) As of the date of this Agreement, the Company (i) has no knowledge of any claim by Lessor that it will not comply with its obligations under Section 4(a) of the Tell City Lease, and (ii) has no knowledge of any circumstances that could reasonably be expected to result in the Lessor not complying with its obligations under Section 4(a) of the Tell City Lease.

                                   ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

                  Parent and Newco hereby, jointly and severally, represent and warrant to Foamex, General Felt and the Company as follows:

                  Section 4.1. Organization, Good Standing and Corporate Power and Authority of Parent and Newco. Parent and Newco (a) are corporations duly organized, validly existing and in good standing under the laws of the States of North Carolina and Delaware, respectively, (b) have the corporate power and authority to enter into this Agreement and to perform the obligations required of them under this Agreement, and (c) have the power and authority to carry on their respective businesses as now conducted. Immediately prior to the Effective Time, Newco will have outstanding less than 500,000 shares of Common Stock.

                  Section 4.2. Effective Agreement of Parent and Newco. The execution and delivery by Parent and Newco of this Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Newco, and this Agreement and any other agreements or instruments executed and delivered by Parent and Newco pursuant to this Agreement, when executed and delivered by such persons, will constitute legal, valid and binding obligations of Parent and Newco enforceable against Parent or Newco, as the case may be, in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Parent or Newco with any of the provisions hereof, will (a) violate any provision of the Certificate of Incorporation or By-laws of Parent or Newco, (b) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the creation of any lien, encumbrance or charge upon any of the assets or property of Parent or Newco pursuant to, any contract, agreement, lease or commitment to which Parent or Newco is a party or by which Parent or Newco or any of their respective assets or property may be bound, or (c) violate any judgment, decree, order, statute, rule or governmental regulation applicable to Parent or Newco or any of their respective assets, property or business.

                  Section 4.3. Litigation. There are no claims or Proceedings pending or, to the knowledge of Parent or Newco, threatened against or affecting Parent or Newco, or Parent's or Newco's business which could prevent or interfere with the consummation of the transactions contemplated hereby.

                  Section 4.4. Brokers and Finders. Neither Parent nor Newco, nor any of their respective officers, directors or employees has employed any broker, agent or finder or incurred any liability for brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated hereby.

                  Section 4.5. Parent Funds. On or prior to the date of this Agreement, Parent has delivered to General Felt commitment letters for the borrowing and/or raising of mezzanine debt and equity financing in form and substance reasonably satisfactory to Foamex, General Felt and the Company.

                  Section 4.6. Ownership of Parent and Newco. Capitalized terms used in this Section 4.6, and not otherwise defined, shall have the meaning ascribed to them under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  (a) Parent owns beneficially, and of record, all of the issued and outstanding capital stock of Newco.

                  (b) At the Effective Time, (i) no Person (other than Parent) will hold an aggregate total amount of the Voting Securities and Assets of Parent in excess of $15,000,000, and (ii) no Person (other than Parent) will hold 50% or more of an aggregate amount of the Voting Securities and Assets of Parent.

                  (c) At the Effective Time, (i) Parent will not be Controlled by any other Person, and (ii) Parent's and Newco's Annual Net Sales and Total Assets will be less than $10,000,000.

                  (d) At all times since its incorporation and prior to the date of capitalization of Parent (the "Parent Capitalization Date"), (i) Vitale has been the sole record and beneficial owner of all of the issued and outstanding capital stock of Parent and (ii) no other Person has had any right to elect or designate any director of Parent. Insofar as the transactions contemplated to occur on the Parent Capitalization Date constitute the formation of a joint venture or other corporation under 16 C.F.R. ss. 801.40, no Acquiring Person would (as a result of such acquisition) hold an aggregate total amount of the Voting Securities and Assets of Parent in excess of $15,000,000 or hold Voting Securities of Parent which confer Control of Parent. Insofar as 16 C.F.R. ss.
801.40 would not apply to the transactions contemplated to occur on the Parent Capitalization Date, no Acquiring Person, other than Vitale, would (as a result of such acquisition) hold an aggregate total amount of the Voting Securities and Assets of Parent in excess of $15,000,000 or hold Voting Securities of Parent which confer Control of Parent.

                                   ARTICLE V.

                 COVENANTS REGARDING THE COMPANY'S BUSINESS AND

                    TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

                  Foamex, General Felt and the Company covenant and agree with Parent and Newco that, except (i) as otherwise consented to in writing by Parent and Newco, or (ii) as provided specifically in this Agreement (including, without limitation, the Schedules), from the date hereof until the Effective
Time:

                  Section 5.1. Conduct of Business in Ordinary Course. Subject to Section 5.17, the Company will conduct its business only in the ordinary course and substantially in the same manner as it has heretofore operated such business, except for such conduct which is not material, and will not, in any material respect change the character of its business or enter into any contract to take any such action.

                  Section 5.2. No Change in Certificate of Incorporation or By-laws. No change will be made in the Certificate of Incorporation or By-laws of the Company.

                  Section 5.3. No Change in Capital Stock. No change will be made in the authorized, issued or outstanding capital stock of the Company and no subscriptions, options, rights, warrants, calls, commitments or agreements relating to the authorized, issued or outstanding capital stock of the Company will be entered into, issued, granted or created.

                  Section 5.4. No Change in Accounting Methods. Except as set forth on the schedule to this Section and changes that do not affect the amount of the Merger Consideration and would not, and could not reasonably be expected to be, material to the business of the Company, no change will be made in the accounting methods and practices followed by the Company or in the depreciation, amortization or inventory valuation policies, rates or methods heretofore used or adopted by the Company.

                  Section 5.5. Prohibition on Loans and Certain Other Transactions. Except as set forth on the schedule to this Section or is not material, the Company will not (a) enter into, create or assume any obligation for Indebtedness or any security agreement, lien, encumbrance, mortgage, deed of trust, pledge, conditional sale or other title retention agreement, easement, covenant, restriction or other burden upon any of its properties or assets whether now owned or hereafter acquired, except for borrowings and repayment of borrowings under existing intercompany debt facilities, in the ordinary course of business consistent with past practices, or (b) assume, guarantee, endorse (other than endorsements of items for collection) or otherwise become liable with respect to the obligations of any person, corporation, partnership, firm, association, or business organization, entity or enterprise, or (c) make any loan or advance to, or assume, guarantee, endorse (other than endorsements of items for collection), or otherwise become liable with respect to the capital stock or dividends of, any person, corporation, partnership, firm, association or business organization, entity or enterprise. For purposes of this Agreement, "Indebtedness" means any obligation (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of the Company prepared in accordance with generally accepted accounting principles consistently applied, (iii) to the extent not otherwise included, obligations under interest rate exchange, currency exchange, swaps, futures or similar agreements, and (iv) guaranties (other than endorsements for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, reimbursement agreements in respect of letters of credit), of all or any part of any Indebtedness of any third party. Any breach or failure to perform this Section 5.5 shall, for all purposes of this Agreement, be deemed to be a breach of a representation or warranty, and not a breach of a covenant.

                  Section 5.6. No Defaults. The Company will not breach any material term or provision of, any material contract, agreement, lease, license, commitment, instrument or obligation. Any breach or failure to perform this
Section 5.6 shall, for all purposes of this Agreement, be deemed to be a breach of a representation or warranty, and not a breach of a covenant.

                  Section 5.7. No Increases in Compensation. No increase will be made in the salary or bonus payable or to become payable by the Company to any employee whose current total annual compensation or estimated annual compensation from the Company is $75,000 or more, or to any stockholder, director or officer, except pursuant to an employment agreement disclosed on the schedule to Section 3.22; no general increase will be made in the salary or bonus payable or to become payable by the Company to any other salaried employees or to hourly employees ("general increase" for purposes of this Section being any increase generally applicable to a class or group of employees and not including overtime, increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof); no employee will be hired by the Company at a total annual compensation payable by the Company of $75,000 or more; no extraordinary or special extra compensation or bonus will be paid by the Company, other than overtime to hourly workers; no employee benefit plan will be adopted or entered into, or be amended, modified or changed in any material respect, except as set forth on the schedule to this Section, or to the extent required by applicable law or to the extent necessary to preserve the tax qualification of any such plan; and the Company will not enter into any material transaction with any stockholder, officer, director or employee except payment of directors' fees and compensation for services rendered as employees, purchases of foam and polyurethane foam products in a manner consistent with past practices or as set forth on the schedule to Section 3.31. No action taken with respect to the Employee Loans Receivable shall constitute a breach of this Section 5.7

                  Section 5.8. No Change in Pension Plan Status. The Company will preserve the status of its employee benefit plans as described on the schedule to Section 3.27 hereof. Any breach or failure to perform this Section
5.8 shall, for all purposes of this Agreement, be deemed to be a breach of a representation or warranty, and not a breach of a covenant.

                  Section 5.9. Preservation of Business. The Company will use its commercially reasonable efforts to preserve the business organization of the Company, to continue its operations at its present levels, to keep available the services of the present employees and agents of the Company and to preserve the goodwill of customers, suppliers and others having business relations with the Company, in each case in all material respects.

                  Section 5.10. Maintenance of Properties. The Company will perform routine maintenance to keep and maintain its buildings, offices, warehouses and other structures and its machinery, tools, dies, fixtures, vehicles, spare parts and other properties which are material to its business as conducted presently or hereafter prior to the Effective Time (whether owned or leased and whether under its control or the control of others) in good operating condition and in states of repair consistent with their respective ages and present usage, ordinary wear and tear excepted, and will take all necessary action to preserve any intangible assets which are material to its business as conducted presently or hereafter prior to the Effective Time. Any breach or failure to perform this Section 5.10 shall, for all purposes of this Agreement, be deemed to be a breach of a representation or warranty, and not a breach of a covenant.

                  Section 5.11. Maintenance of Insurance. General Felt will continue to maintain in full force and effect on behalf of the Company all insurance policies now in effect or renewals thereof or substitutions therefor and will not default with respect to any material provision of, and will give all notices and file all appropriate claims under, all insurance policies in due and timely fashion.

                  Section 5.12. Filing of Reports and Permit Renewals and Transfers. The Company will duly and timely file all material reports required to be filed with governmental authorities. The Company will duly and timely make application for renewals of all Permits which are material to the business of the Company as presently conducted. Each of the parties hereto will prepare and file all necessary applications for Permits or waivers in connection with the Merger for Permits which are material to the business and set forth on the schedule to Section 3.4.

                  Section 5.13. Actions Affecting Representations, Warranties and Covenants. The Company will not take any action which would result in, or fail to take any commercially reasonable action which would prevent (a) an inaccuracy in any representation or breach of any warranty of Foamex, General Felt or the Company under this Agreement if such representation or warranty were deemed to be restated and made again at the time of doing or suffering such act or thing or at the Effective Time, or (b) any failure by Foamex, General Felt or the Company duly to perform or observe any term, provision, covenant, agreement or condition set forth or provided for in this Agreement. Any breach or failure to perform this Section 5.13 shall, for all purposes of this Agreement, be deemed to be a breach of a representation or warranty, and not a breach of a covenant.

                  Section 5.14. Books and Records. The Company will maintain its books and records in accordance with generally accepted accounting principles applied on a consistent basis by the Company and in the usual, regular and ordinary manner.

                  Section 5.15.     Financial Statements.

                  (a) Within fifteen (15) days after the end of each fiscal month commencing with fiscal May, 1996, the Company will deliver to Newco and Parent unaudited balance sheets of the Company as at the end of such calendar month and for the comparative calendar month of the preceding year and the related statements of income and retained earnings and changes in financial position for the periods ended on each of such dates.

                  (b) Within thirty (30) days after the end of each fiscal quarter ending after the date hereof, the Company will deliver to Newco and Parent unaudited balance sheets of the Company and of the Company as at the end of such fiscal quarter and as at the end of the comparative quarter of the preceding fiscal year, together with the related unaudited statements of income and retained earnings and changes in financial position for the fiscal quarters then ended.

                  Section 5.16.     No Shop.

                  (a) Each of Foamex, General Felt, the Company and their respective subsidiaries and affiliates shall not, directly or indirectly, take (nor shall either Foamex, General Felt or the Company authorize or permit any of its subsidiaries, officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates, to take) any action to (i) encourage, solicit or initiate the submission of any Business Combination Proposal (as defined below); provided, however, that any public disclosure permitted pursuant to Section 12.6 shall not be deemed a breach of this provision, (ii) enter into any agreement with respect to any Business Combination

Proposal, or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Business Combination Proposal. For purposes of this Agreement, "Business Combination Proposal" shall mean, with respect to the Company, any proposal or offer regarding a tender or exchange offer, proposal or offer for a merger, consolidation or other business combination involving the Company or any other proposal or offer to enter into a Business Combination (as defined in Section 9.3).

                  (b) No action taken by an officer or employee of the Company who is not and was not an officer or director of Foamex or General Felt or any direct or indirect owner of them relating to a Business Combination Proposal in which the officer or employee (i) would participate as a holder of equity interests in such Business Combination Proposal, (ii) is acting on behalf of or is in concert with the party making the Business Combination Proposal, or (iii) would be a party to an arrangement relating to his continuing employment, shall constitute a breach of this Section.

                  Section 5.17.     Certain Real Property Matters.

                  (a) The Company will not amend, terminate or surrender any real property lease and will not enter into any new real property lease; provided, however, that the Company shall be permitted to exercise renewal options with respect to existing real property leases set forth on the schedule to Section 3.16 (other than the lease for the premises located at 295 Fifth Avenue, New York, New York) in such cases where, pursuant to the terms of such lease, the renewal right may be exercised by the Company at that time and at no time following July 31, 1996.

                  (b) The Company shall satisfy, release, discharge or otherwise cure any and all security interests, liens, adverse claims, encumbrances, mortgages, pledges, equities, charges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens which may now or at any time prior to the Effective Time encumber all or part of the owned real property, other than the Permitted Encumbrances.

                  (c) At or prior to the Closing the Company will provide, or cause Foamex or General Felt to provide, to the title company insuring Newco affidavits in the forms attached hereto as Exhibit E.

                  (d) If the Company acquires fee title to the Tell City Property prior to the Effective Time, then, prior to the Effective Time, the Company will use commercially reasonable efforts (i) not requiring the expenditure of any material sum, to obtain such reasonably requested documents evidencing the fee owner's authority to convey the property necessary to obtain title insurance with respect to the Tell City Property, and (ii) to cause the Tell City Property to be separated into one or more tax parcels, no part of which shall include property owned by any person or entity other than the Company.

                  (e) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall be permitted to acquire the fee title to the Tell City Property and terminate the Tell City Lease in accordance with the terms thereof and the schedule to Section 3.15 shall be amended accordingly.

                  (f) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall be permitted to enter into a contract of sale with respect to the Company's real property located in Rock Hill, South Carolina described on the schedule to
Section 3.15, provided that Parent and Newco shall have consented thereto in writing and the schedule to Section 3.15 shall be amended accordingly and such contract and the consummation of the transactions contemplated thereby shall not constitute a breach or default of any of the representations, warranties, covenants and agreements set forth in this Agreement.

                  (g) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall be permitted to enter into a contract (i) retaining a broker to sublease its real property in Sparks, Nevada, and (ii) subleasing such space, provided that Parent and Newco shall have consented thereto in writing, and such contract and the consummation of the transactions contemplated thereby shall not constitute a breach or default of any of the representations, warranties, covenants and agreements set forth in this Agreement.

                                   ARTICLE VI.

                        CERTAIN COVENANTS OF THE PARTIES

                  Section 6.1.      Notice of Certain Events.

                  (a) Each party shall promptly give written notice to the other parties upon becoming aware of the occurrence of any event which would cause any of its representations or warranties to be untrue at the Effective Time or cause a breach by it of any covenant contained in this Agreement. No such notification shall be deemed an amendment of the disclosure schedule to any Section of this Agreement.

                  (b) The Company shall promptly give written notice to Parent and Newco of any fire or casualty loss or damage amounting to more than $25,000 and of all fires or casualty losses or damages if they exceed $50,000 in the aggregate, whether or not insured. Any breach or failure to perform this Section
6.1 shall, for all purposes of this Agreement, be deemed to be a breach of a representation or warranty, and not a breach of a covenant.

                  (c) The Company shall promptly give written notice to Parent and Newco of each contract in excess of $25,000 entered into by the Company for the sale of goods or for the purchase of pre-assembled parts, raw materials, supplies, services or utilities.

                  Section 6.2. Access to Properties and Records. Foamex, General Felt and the Company shall afford to Parent and Newco and their respective accountants, counsel and representatives (including potential lenders to Parent who have executed confidentiality agreements in form and substance reasonably satisfactory to General Felt) reasonable access during normal business hours throughout the period prior to the Effective Time (or the earlier termination of this Agreement pursuant to Article IX) to all of the material properties, books, contracts, records (including, but not limited to, Tax Returns) and key employees of the Company and, during such period, shall furnish promptly to Parent and Newco (a) a copy of each material report, schedule and other document filed or received by Foamex, General Felt or the Company relating to the Company pursuant to the requirements of federal or state securities laws, and (b) all other material financial, technical and other information concerning the Company's business, properties and personnel as Parent or Newco may reasonably request. No investigation or receipt of information pursuant to this Section 6.2 shall affect any representation or warranty of Foamex, General Felt or the Company or the conditions to the obligations of Parent or Newco.

                  Section 6.3. Consents and Approvals. Each of the parties (a) shall use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations set forth on the schedule to Section 7.4 hereof, and (b) shall diligently assist and cooperate with the other in preparing and filing all documents required to be submitted to any governmental entity in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing all appropriate information which counsel to the other party to this Agreement determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval).

                  Section 6.4. Further Assurances. Upon the request of Parent or the Surviving Corporation at any time after the Closing Date, Foamex and General Felt shall execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other similar documents and perform such acts as may be reasonably requested in order to effectuate the purposes of this Agreement. In addition, at any time following the Closing, if requested by Parent or the Surviving Corporation in connection with a filing by either or any of their respective affiliates under the federal securities laws, Foamex and General Felt will, at the expense of Parent and the Surviving Corporation, use their commercially reasonable efforts to cause Coopers & Lybrand L.L.P., independent certified public accountants, to execute any consent required for inclusion in such filing of certified financial statements which had been certified by such accountants; provided, however, that Foamex and General Felt shall not be obligated to take any action which would expose them to liability under any federal or state securities laws, or otherwise.

                  Section 6.5. Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the satisfaction of the conditions precedent set forth in Articles VII and VIII hereof, as the case may be, and to consummate the Merger and the Related Transactions.

                  Section 6.6. Confidentiality Covenant. Foamex, General Felt and, prior to the Effective Time, the Company each hereby covenants and agrees that, during the period from the date hereof and continuing until the fifth anniversary of the earlier of the Closing Date or the date of termination of this Agreement, if any (the "Confidentiality Period"), it will not, and will not cause or direct any of its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents or affiliates ("Representatives") to, disclose in any way any Confidential Information (as defined below) with respect to Newco, Parent or, following the Effective Time, the Surviving Corporation to any other person (except as may be necessary to enforce its rights hereunder or to its officers, directors, employees or representatives who need to know such information for purposes of the transactions contemplated by this Agreement, Taxes (which may also be disclosed to taxing authorities as may be reasonably necessary in connection with a Tax examination), accounting, pending litigation, and other matters necessary in respect of the ownership, prior to the Effective Time, of the Company, provided they are apprised of the confidential nature of the information). Parent and Newco each hereby covenants and agrees that, during the Confidentiality Period, it will not, and will not cause or direct any of its Representatives to, disclose in any way any Confidential Information with respect to

Foamex, General Felt and, until the Effective Time, the Company to any other person (except to its officers, directors, employees, lenders, prospective lenders, equity investors, prospective equity investors and representatives who need to know such information for purposes of the transactions contemplated by this Agreement (including, without limitation, financing related thereto), Taxes, accounting, pending litigation and other matters necessary in respect to Parent's ownership, following the Effective Time, of the Company, provided they are apprised of the confidential nature of the information). For the purposes of the foregoing, "Confidential Information" with respect to any person shall mean any and all information pertaining to the assets, business, creditors, customers, data, employees, financial condition or affairs, formulae, Know-How, methods, operations, procedures, reports, suppliers, systems and technologies of such person; provided, however, that Confidential Information shall exclude any information that (a) is or becomes publicly available other than through disclosure by the party subject to this covenant or any of its Representatives or any of their respective affiliates, or (b) is required to be disclosed by law. Following the Effective Time, Foamex and General Felt, on the one hand, and Parent, on the other hand, shall each exercise reasonable efforts to deliver to the other all documents and other tangible items containing Confidential Information with respect to the other, or to destroy such documents and items, as such party may request.

                  Section 6.7.      Non-Competition and Non-Solicitation
Covenants.

                  (a) Foamex and General Felt each hereby covenants and agrees that, during the period commencing at the Effective Time and continuing until the third anniversary of the Closing Date, (i) neither it nor Foamex International Inc., a Delaware corporation ("Foamex International"), nor any affiliate controlled by Foamex International (other than an affiliate which becomes an affiliate subsequent to the Effective Time and is not under the control of the persons who controlled Foamex International immediately prior to the date such affiliate became an affiliate, collectively, the "Restricted Persons") shall, directly or indirectly, under any circumstance, sell any of the products listed on the schedule to this Section (the "Restricted Products") to
(A) any retailer (other than a retailer in Mexico) or (B) any distributor listed on the schedule to this Section, and (ii) none of the Restricted Persons shall, directly or indirectly, under any circumstance, solicit, encourage or induce any creditor, customer, supplier, officer, employee or agent of the Surviving Corporation to sever its relationship with the Surviving Corporation.

                  (b) Foamex and General Felt each acknowledges that the covenants contained in Sections 6.6 and 6.7 of this Agreement are an essential part of the Merger and the transactions contemplated in connection therewith. Foamex and General Felt each acknowledges that Parent and Newco have informed it that no person would invest any monies in Parent or the Surviving Corporation, whether as a shareholder or lender, without the benefit of the foregoing covenants by Foamex and General Felt. Foamex and General Felt each acknowledges that the provisions of Sections 6.6 and 6.7 hereof are fair and reasonable. Accordingly, Foamex and General Felt each hereby agrees to be bound by the provisions thereof to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions thereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

                  (c) Foamex and General Felt each hereby acknowledges and agrees that, in the event that Foamex or General Felt or any of their respective subsidiaries or other affiliates violates any of the provisions of Sections 6.6 or 6.7 hereof, it would be difficult or impossible to measure the loss by, and damages to, Parent and the Surviving Corporation. Accordingly, in addition to any other rights and remedies available to Parent or the Surviving Corporation under this Agreement or otherwise, Parent and the Surviving Corporation shall each be entitled to an injunction to be issued (without the necessity of a bond) or specific enforcement to be required, by any tribunal of competent jurisdiction restricting Foamex, General Felt and their respective affiliates from committing or continuing any such violation.

                  Section 6.8. Cash Dividend. Immediately prior to the Closing, the Company shall make a special dividend to General Felt of all cash then on hand (the "Cash Dividend").

                  Section 6.9.      Certain Senior Executive Employee Matters.

                  (a) At or prior to the Closing, the Company shall dividend and distribute to General Felt the Employee Loans Receivable listed on the Adjusted April Balance Sheet (the "Employee Loans Receivable"), and all security and rights of the Company with respect thereto and the security therefor. From and after the Closing Date, the Surviving Corporation shall provide information reasonably requested by General Felt and shall assist General Felt, at General Felt's expense, in any and all reasonable efforts to collect the Employee Loans Receivable.

                  (b) At or prior to the Closing, the Company shall assign to General Felt and General Felt shall assume all of the Company's liabilities and obligations to Murphy L. Fontenot, Jr. ("Fontenot"), including, without limitation, under that certain Employment Agreement, dated as of May 24, 1989, by and among HFE Acquisition Corporation, Home Furnishings Enterprises, Inc., and Fontenot, as amended by that certain Amendment to Employment Agreement, dated as of November 18, 1993, between the Company and Fontenot, (collectively, the "Fontenot Liabilities"). There shall be no accrual for the Fontenot Liabilities on the Closing Date Balance Sheet, and the Fontenot Liabilities shall not be included in the calculation of Net Assets. The parties hereto agree that this provision relates solely to the allocation of the Fontenot Liabilities between the parties, and shall not constitute an admission that any such liabilities exist.

                  (c) Prior to the Closing Date, General Felt shall use its commercially reasonable efforts to obtain a waiver from Mr. L. Dupuy Sears ("Sears") of Section 6.1(b)(ii) of that certain Employment Agreement, dated as of August 1, 1989, by and between Home Furnishings Enterprises, Inc. and Sears, as amended by that certain Amendment to Employment Agreement, dated as of November 18, 1993, between the Company and Sears to the extent such provision relates to Mr. Sears' participation in the Foamex International Inc. stock option plan.

                  Section 6.10.     Collection of Certain Accounts Receivable.

                  (a) Together with its delivery of the Closing Date Balance Sheet, the Company shall deliver a schedule setting forth each account receivable to be included in the Closing Date Balance Sheet for which the Company has taken a specific reserve as a result of the filing by the account debtor of a petition for relief under the U.S. Bankruptcy Code or any equivalent state law (the "Bankruptcy Receivables") and the specific reserves with respect to such Bankruptcy Receivables (the "Bankruptcy Reserves").

                  (b) Parent shall cause the Surviving Corporation to use commercially reasonable efforts, not requiring (however, permitting in the Surviving Corporation's sole discretion) the expenditure of any funds, to collect the Bankruptcy Receivables, and will cooperate with General Felt, upon General Felt's written request, in any reasonable effort to collect such Bankruptcy Receivables.

                  (c) Within thirty (30) days after the end of each calendar quarter subsequent to the Effective Time and continuing to and including the quarter ending December 31, 1997 (the "Collection Period"), Parent shall cause the Surviving Corporation to pay to General Felt 50% of the excess of the cumulative collections with respect to the Bankruptcy Receivables during the Collection Period over the amount of the Bankruptcy Receivables set forth on the Closing Date Balance Sheet less the Bankruptcy Reserves, net of the Surviving Corporation's costs of collection, except to the extent previously paid. The remaining amount shall be retained by the Surviving Corporation.

                  Section 6.11.     Tax Matters.

                  (a) Foamex and General Felt shall duly file or cause to be duly filed on a timely basis all Tax Returns of, relating to or which include the Company for all periods ending on or before the Closing Date (each, a "Pre-Closing Period"). Such Tax Returns shall be filed on a basis consistent with prior Tax Returns and shall not make, amend or terminate any election by the Company (or to which the Company is subject) without Newco's and Parent's prior written consent, which consent shall not be unreasonably withheld. Foamex and General Felt shall give Newco and Parent a copy of each such Tax Return for its review with sufficient time for comments prior to filing.

                  (b) Foamex and General Felt shall be, jointly and severally, responsible for and shall timely pay all Taxes, including without limitation any Taxes resulting from an audit or examination adjustment, for which the Company is or may be liable with respect to any Pre-Closing Period and, with respect to any period that includes but does not end on the Closing Date, the portion of such period through and including the Closing Date, except to the extent that such Taxes are included as a liability on the Closing Date Balance Sheet or in the calculation of Net Assets ("Pre-Closing Taxes").

                  (c) Foamex and General Felt shall timely file all required stock transfer, real or personal property transfer, sales, use and other transfer Tax Returns and Parent and General Felt shall each bear 50% of, and General Felt shall remit when due, any such Taxes in connection with the transactions contemplated by this Agreement.

                  Section 6.12. Employee Matters. Except with respect to the Fontenot Liabilities, the Self-Insured Welfare Liabilities and as otherwise provided in this Agreement, Parent acknowledges and agrees that: (a) the Surviving Corporation shall be the sponsor of the employee benefit plans, programs and policies set forth on the schedule to Section 3.27(a) as of the Effective Time, and (b) Parent shall cause the Surviving Corporation to satisfy all obligations and liabilities provided under such plans, programs and policies as in effect as of the Effective Time. Notwithstanding the foregoing, the Surviving Corporation shall not be obligated to continue any particular employee benefit plan after the Effective Time, and any Company employee benefit plan may be amended or terminated after the Effective Time in accordance with its terms and applicable law. Parent will, or will cause the Surviving Corporation to, waive all limitations as to pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company employees under any welfare plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Company employees immediately prior to the Effective Time. Notwithstanding anything contained in this Section, the provisions of this

Section are not intended to, and shall not in any way be construed to, confer upon any person other than the parties hereto any rights or remedies hereunder.

                  Section 6.13. Release of Obligations Under Letter of Credit Agreement. No less than three (3) business days prior to the Closing, General Felt shall deliver a schedule of the Company's open Letters of Credit to Parent, specifying the remaining term, and undrawn amount of such Letters of Credit. At Closing, Parent shall cause to be delivered to the issuing bank under such Letters of Credit, letters of credit with terms and availability equivalent to the Letters of Credit outstanding on the Closing Date; provided, however, that in no event shall Parent be obligated to provide such substitute Letters of Credit in an aggregate amount of availability exceeding $250,000.

                  Section 6.14.     Self-Insured Welfare Liabilities.

                  (a) From and after the Closing Date, all claims for reimbursement from employees of the Company as of the Effective Time (the "Business Employees") for liabilities or obligations under the Company's self-insured employee medical benefit plans arising on or prior to the Closing Date (the "Self-Insured Welfare Liabilities") shall be the sole obligation of, and shall be administered and paid by General Felt.

                  (b) For purposes of this Section, claims shall be deemed to have arisen (i) with respect to all death or dismemberment claims, on the actual date of death or dismemberment; (ii) with respect to short-term disability, salary continuance claims and long-term disability claims, on the first day when the Business Employee ceases to be actively employed by the Company as a result of a condition which ultimately results in a determination that the Business Employee is entitled to disability benefits under the appropriate disability plan; (iii) with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and (iv) with respect to worker's compensation claims (A) which are single accident specific, on the date of the occurrence, and (B) which are not single accident specific, on the date the claim is filed with the appropriate agency.

                  (c) There shall be no accrual for the Self-Insured Welfare Liabilities on the Closing Date Balance Sheet, and the Self-Insured Welfare Liabilities shall not be included in the calculation of Net Assets.

                  Section 6.15. Certain Insurance Matters. At or prior to the Closing, General Felt shall obtain insurance coverage, at its expense, for the extended reporting period from the Effective Time through the expiration of the applicable statute of limitations periods during which claims may be brought against the Company, under the Company's current fiduciary liability and directors and officers liability insurance policies with respect to acts and events occurring prior to the Effective Time.

                  Section 6.16. Satisfaction of Certain Liabilities. At or prior to the Closing, Foamex, General Felt and the Company shall satisfy, and the Company shall be released, in a form reasonable satisfactory to Parent, from (a) all Indebtedness of the Company (other than matters covered by clause (ii) of Section 5.5 and other than reimbursement obligations for letters of credit to be listed on the schedule to be delivered pursuant to Section 6.13), and (b) all obligations and liabilities of the Company to Foamex, General Felt or any of their respective affiliates, except for accounts receivable incurred in the ordinary course of business and obligations and liabilities arising pursuant to the terms of this Agreement (the obligations and liabilities described in clauses (a) and (b) above are collectively referred to as the "Released Obligations"). In addition, other than Permitted Encumbrances, all liens upon and security interests in the Company's assets and properties (other than real property) shall be released, discharged, satisfied or otherwise, to the reasonable satisfaction of Parent, bonded or cured at or prior to the Effective Time.

                  Section 6.17. Certain Matters Relating to Commitment Letters and the Lock-In Date.

                  (a) For purposes of this Agreement, the "Lock-In Date" shall be the earlier of (i) July 1, 1996, or (ii) the first business day following the date on which Parent delivers to General Felt one or more commitment letters for borrowing of revolving and/or term debt in the aggregate amount of at least $50,000,000, less the amount of mezzanine debt and equity commitment letters (A) delivered on the date of this Agreement and (B) subsequently delivered up to a maximum amount of $2,800,000, which will be available for borrowing by Parent or Newco as of the Closing Date. Such commitment letters shall be in customary form or as is otherwise reasonably satisfactory to General Felt (the "Commitment Letters").

                  (b) Prior to July 1, 1996, Parent shall give General Felt at least four (4) business days prior written notice of its intention to deliver the Commitment Letters, such notice shall also specify any state of facts known to Parent and Vitale as of the date of such notice which constitutes a breach of a representation or warranty of Foamex, General Felt or the Company.

                  (c) Parent and General Felt shall direct the Escrow Agent to return the Deposit together with all accrued interest thereon to Parent or Newco (as directed in writing by Parent) on the second business day following Parent's delivery of the Commitment Letters.

                                  ARTICLE VII.

            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND NEWCO

                  All obligations of Parent and Newco under this Agreement are subject, at the option of Parent and Newco, to the fulfillment, prior to the Closing, of each of the following conditions:

                  Section 7.1. Proceedings and Documentation. Parent and Newco shall have been furnished with (a) copies of resolutions adopted by the Board of Directors of the managing general partner of Foamex, by the Board of Directors of General Felt and by the Board of Directors and stockholders of the Company, authorizing the execution and delivery by Foamex, General Felt and the Company of this Agreement and the consummation by Foamex, General Felt and the Company of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of the managing general partner of Foamex, General Felt or the Company, as the case may be, (b) certificates of the Secretary or Assistant Secretary of the managing general partner of Foamex, General Felt and the Company with respect to the incumbency of all officers of the managing general partner of Foamex, General Felt and the Company, as the case may be, executing instruments and other documents in connection with the transactions contemplated by this Agreement, and (c) such other instruments and documents as counsel to Parent and Newco shall have reasonably requested.

                  Section 7.2. Accuracy of Representations and Warranties; Compliance with Covenants and Conditions. All representations and warranties of Foamex, General Felt and the Company under this Agreement or otherwise made in writing pursuant to this Agreement shall have been true and correct in all material respects as of the date when made, and shall be true and correct in all material respects at the Effective Time as though restated and made at such time; provided that (a) for the purposes of determining whether any representation or warranty is or was true and correct in all material respects and for all other purposes of this Section 7.2 and Section 9.1(e), each representation and warranty, other than (i) Sections 3.14(a), 3.14(b), 3.14(e) and 3.15, (ii) the definition of Permitted Encumbrances in Section 3.18, (iii) the last sentence of Section 3.21, (iv) the last sentence of Section 3.29, (v)
Section 3.32, and (vi) Sections 5.13(a) and 6.1(a) to the extent they relate to such representations and warranties, shall be construed as if each qualification as to materiality and Material Adverse Effect contained therein were eliminated, and (b) for the purposes of determining whether the representation or warranty contained in Section 3.13(a) is or was true and correct in all material respects and for all other purposes of this Section 7.2, any liabilities of the Company which are discovered or arise subsequent to the date of this Agreement and the existence of which would, notwithstanding Sections 3.13(a)(iv)-(ix), otherwise constitute a breach of such representation or warranty, but which are fully accrued for on the Pre-Closing Balance Sheet and fully included as liabilities in the calculation of Estimated Net Assets shall not be deemed a breach of such representation and warranty, unless such liability shall have primarily caused Parent's lender to be unwilling to finance the Merger, and Parent shall have delivered to Foamex and General Felt a written notice from Parent's lender either addressed to General Felt or addressed to Parent and providing that General Felt may rely upon such letter, to the effect that it would still be willing to fund the Merger on that date but for the effect of any such specifically identified liability and any specifically identified Additional Environmental Matter (as defined in Section 7.10), notwithstanding the indemnity by Foamex and General Felt under this Agreement. Each of Foamex, General Felt and the Company shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Effective Time. Foamex, General Felt and the Company shall have delivered to Newco and Parent a certificate to such effect signed by the Chief Executive Officers or Chief Financial Officers of each of the managing general partner of Foamex, General Felt and the Company on behalf of such entities, without personal liability to the signatory thereof.

                  Section 7.3. Legal Opinion of Counsel to the Company. The Company shall have delivered to Newco and Parent an opinion of Willkie Farr & Gallagher, counsel for Foamex, General Felt and the Company, dated the date of the Closing, in the form attached hereto as Exhibit B, with only such changes as are necessary to reflect any act, event or occurrence since the date of this Agreement, which act, event or occurrence does not itself constitute or result in the non-satisfaction of any of the conditions set forth in this Article.

                  Section 7.4. Obtaining of Consents. All consents, approvals and agreements of other parties or governmental authorities set forth on the schedule to this Section shall have been obtained.

                  Section 7.5. Absence of Pending Proceedings. No litigation or action, by any administrative agency or governmental body, no litigation or action by any third party and no legal or administrative proceeding shall be pending which seeks to restrict, limit, prohibit or enjoin the Merger or any of the Related Transactions.

                  Section 7.6. No Material Adverse Change. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect, nor shall there have occurred any event which would reasonably be expected to result in a Material Adverse Effect.

                  Section 7.7. Supply Agreement. Foamex shall have executed and delivered to the Company and the other parties thereto a Supply Agreement between Foamex, the Company and the other parties thereto in the form attached hereto as Exhibit C (the "Supply Agreement").

                  Section 7.8. FIRPTA Affidavit. General Felt shall have executed and delivered to Parent and Newco a certificate of nonforeign status, in the form required by Section 1445 of the Code. General Felt acknowledges and agrees that such certificate will be retained by Parent and will be made available to taxing authorities upon request.

                  Section 7.9. Delivery of Shares. General Felt shall have delivered to Parent and Newco certificates evidencing all of the Shares or an affidavit of lost stock certificate with respect to the Shares in form and substance reasonably satisfactory to Parent and Newco, accompanied by stock powers duly endorsed in blank.

                  Section 7.10. Absence of Certain Environmental Matters. Other than the Existing Environmental Matters (as defined in Section 10.1(c)), no condition specifically identified in writing to General Felt shall exist with respect to which the ownership of the Company or its assets or the operation of its business could reasonably be expected to be in violation of, or could reasonably be expected to give rise to any loss, damage or liability under, any Environmental Law (each, an "Additional Environmental Matter" and, collectively, the "Additional Environmental Matters"), which shall have caused Parent's lender to be unwilling to finance the Merger and Parent shall have delivered to Foamex and General Felt a written notice from Parent's lender either addressed to General Felt or addressed to Parent and providing that General Felt may rely upon such letter, to the effect that it would still be willing to fund the Merger on that date but for the effect of any specifically identified liability described in Section 7.2(b) and any specifically identified Additional Environmental Matter, notwithstanding the indemnity by Foamex and General Felt under this Agreement.

                                  ARTICLE VIII.

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS

                         OF GENERAL FELT AND THE COMPANY

                  All obligations of Foamex, General Felt and the Company under this Agreement are subject, at the option of Foamex, General Felt and the Company, to the fulfillment, prior to the Closing, of each of the following conditions:

                  Section 8.1. Proceedings and Documentation. Foamex, General Felt and the Company shall have been furnished with (a) copies of resolutions adopted by the Board of Directors of Parent and of the Board of Directors and stockholder of Newco, authorizing the execution and delivery by Parent and Newco of this Agreement and the consummation by Parent and Newco of the transactions contemplated hereby, certified by the Secretary or Assistant Secretary of Parent or Newco, as the case may be, (b) certificates of the Secretary or Assistant Secretary of Parent and of the Secretary or Assistant Secretary of Newco with respect to the incumbency of all officers of Parent and Newco, as the case may be, executing instruments and other documents in connection with the transactions contemplated by this Agreement, and (c) such other instruments and documents as counsel to Foamex and General Felt shall have reasonably requested.

                  Section 8.2. Accuracy of Representations and Warranties; Compliance with Covenants and Conditions. All representations and warranties of Newco and Parent under this Agreement shall be true and correct in all material respects as of the date when made, and shall be true and correct in all material respects at the Effective Time as though restated and made at such time. Newco and Parent shall have performed and complied with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Effective Time. Newco and Parent shall have delivered to Foamex, General Felt and the Company a certificate to such effect signed by the Chief Executive Officers or Chief Financial Officers of each of Newco and Parent.

                  Section 8.3. Legal Opinion of Counsel to Newco and Parent. Newco and Parent shall have delivered to Foamex and General Felt an opinion of Parker Chapin Flattau & Klimpl, LLP, counsel for Newco and Parent, dated the date of the Closing, in the form attached hereto as Exhibit D, with only such changes as are necessary to reflect any act, event or occurrence since the date of this Agreement, which act, event or occurrence does not itself constitute or result in the non-satisfaction of any of the conditions set forth in this Article.

                  Section 8.4. Obtaining of Consents. All consents and approvals set forth on the schedule to this Section shall have been obtained.

                  Section 8.5. Absence of Pending Proceedings. No litigation or action, by any administrative agency or governmental body, no litigation or action by any third party and no legal or administrative proceeding shall be pending which seeks to restrict, limit, prohibit or enjoin the Merger or any of the Related Transactions.

                  Section 8.6. Supply Agreement. The Company shall have executed and delivered to Foamex the Supply Agreement.

                  Section 8.7. Merger Consideration. Parent or Newco shall have delivered irrevocable wire transfer instructions for the transfer of the Merger Consideration to General Felt and as otherwise as provided in Section 2.1(c), subject to the Merger taking place.

                                   ARTICLE IX.

                          TERMINATION OF THIS AGREEMENT

                  Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time as follows and in no other manner:

                  (a)      by mutual consent of Parent and General Felt;

                  (b) after the Lock-In Date, by Parent upon five (5) business days notice if, at or before the Effective Time, satisfaction of any condition set forth in Article VII is or becomes impossible (other than through the breach by Parent or Newco of any of their representations or warranties or the failure of Parent or Newco to perform any of their obligations pursuant to this Agreement) and Parent shall not have waived such condition at or before the Effective Time; provided that, in the case of the covenants of Foamex, General Felt and the Company pursuant to Sections 5.17(b) and 6.16, Foamex, General Felt and the Company shall have until July 31, 1996 to cure such non-satisfaction so long as Foamex, General Felt and the Company are making reasonable efforts to do so;

                  (c) after the Lock-In Date, by General Felt upon five (5) business days notice if, at or before the Effective Time, satisfaction of any condition set forth in Article VIII is or becomes impossible (other than through the breach by Foamex, General Felt or the Company of any of their representations or warranties or the failure of Foamex, General Felt or the Company to perform any of their obligations pursuant to this Agreement) and General Felt shall not have waived such condition at or before the Effective Time;

                  (d) by Parent or General Felt if the Closing shall not have occurred on or before July 31, 1996, or such later date as may have been agreed upon by the parties hereto, provided that the failure to close by such date is not caused by a breach by the terminating party of any of its representations, warranties or obligations under this Agreement; provided further, however, that such date shall be extended until ten (10) business days after any notice given pursuant to Section 9.1(e) or (f) on or prior to such date;

                  (e) after the Lock-In Date, by Parent upon five (5) business days notice if at or before the Effective Time satisfaction of any condition set forth in Article VII is (or becomes) impossible or will fail to occur as a result of (i) a breach by Foamex, General Felt or the Company of any representation or warranty made herein, or (ii) the failure by such parties to perform any of their covenants and agreements hereunder, provided that such non-satisfaction has not been cured on or prior to the expiration of such five
(5) business day period; provided further that, in the case of the covenants of Foamex, General Felt and the Company pursuant to Sections 5.17(b) and 6.16, Foamex, General Felt and the Company shall have until July 31, 1996 to cure such non-satisfaction so long as Foamex, General Felt and the Company are making reasonable efforts to do so;

                  (f) after the Lock-In Date, by General Felt upon five (5) business days notice if at or before the Effective Time satisfaction of any condition set forth in Article VIII is (or becomes) impossible or will fail to occur as a result of a breach by Parent or Newco of any representation or warranty made herein, or the failure by such parties to perform any of their covenants and agreements hereunder, provided that such non-satisfaction has not been cured on or prior to the expiration of such five (5) business day period;

                  (g)      on or prior to the Lock-In Date, by Parent;

                  (h) in the period prior to the Lock-In Date, by General Felt, if Parent shall have delivered to General Felt a letter from General Electric Capital Corporation (the "Proposed Lender") either addressed to General Felt or addressed to Parent and providing that General Felt may rely upon such letter to the effect that the Proposed Lender was willing and able to commit to fund the Merger (subject to definitive loan documentation), but for certain specifically enumerated facts (the "Proposed Lender Letter"); or

                  (i) by General Felt on or prior to two (2) business days after the Response Date (as defined below), if both (i) General Felt shall have delivered to Parent a written list of Schedule Amendments (as defined below) on or prior to the earliest of (A) June 24, 1996, or (B) three (3) business days after receiving the notice from Parent pursuant to Section 6.17(b), and (ii) Parent and Newco shall not have agreed in writing within two (2) business days of such delivery (the "Response Date") to amend this Agreement to provide that such Schedule Amendments shall be considered for all purposes of this Agreement to have been a part of the Schedules from the date of this Agreement. For purposes of this Agreement, "Schedule Amendments" means amendments to the Schedules to this Agreement which either (I) result in Foamex, General Felt and the Company being in compliance with any representation or warranty with which they were prior to such Schedule Amendments not in compliance or (II) prevent Foamex, General Felt and the Company from being in non-compliance with any representation or warranty as a result of any reasonably expected third party act, event or occurrence that is likely to occur, and such non-compliance in either case was not caused by a breach by Foamex, General Felt or the Company of any covenant contained in Section 6.5.

                  Section 9.2.      Liability of the Parties.

                  (a) Except as otherwise provided in Section 9.3 hereof, upon termination of this Agreement pursuant to Section 9.1(e) or Section 9.1(f) hereof, the party so electing to terminate this Agreement (the "Terminating Party") shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available to it at law or in equity. For purposes of this Section, the expenses incurred by Parent shall include the expenses of Newco, Vitale Holdings, Inc. and Vitale Family Limited Partnership in the event that the Terminating Party is Parent, and include the Company's and Foamex's expenses in the event that the Terminating Party is General Felt.

                  (b) Notwithstanding the foregoing provisions of this Section 9.2, neither Newco and Parent, on the one hand, nor Foamex, General Felt or the Company, on the other hand, shall have any liability to the other pursuant to this Section 9.2 in the event that such breach or default arises primarily out of: (i) any action or failure to act by (A) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (B) any governmental agency, authority, board, bureau, commission, department or instrumentality, (C) any court or administrative tribunal, (D) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (E) any arbitration tribunal or other non-governmental authority with applicable jurisdiction; or (ii) any fire, explosion, flood, earthquake or other natural disaster, war, whether declared or not, labor strike or accident.

                  (c) If this Agreement is terminated pursuant to Sections 9.1(e) or 9.1(f), all further obligations of the parties under this Agreement shall terminate, except that the obligations pursuant to Sections 6.6, 9.2, 9.3, 9.4, 11.1, 11.2, 11.3, 12.3, 12.4, 12.6 and 12.8 shall survive such termination.
If this Agreement is terminated pursuant to Sections 9.1(a)-(d) or (g)-(i), all further obligations of the parties under this Agreement shall terminate, except that the obligations pursuant to Sections 6.6, 9.2(c), 9.4, 12.3, 12.4, 12.6 and
12.8 shall survive such termination.

                  Section 9.3. Termination Fee. If (a) this Agreement is terminated by Parent pursuant to Section 9.1(e) (and either Foamex, General Felt or the Company was previously in breach or default of any of its representations, warranties or obligations under this Agreement and such breach or default resulted in a failure of any of the conditions precedent contained in
Article VII to be satisfied), and (b) a Business Combination shall occur within six (6) months of the date this Agreement is terminated, and (c) at the time of such termination Parent shall have delivered to Foamex and General Felt a written reaffirmation from the Proposed Lender to the effect that, but for the occurrence of the events or conditions giving rise to Parent's right to terminate this Agreement, the Proposed Lender would still be willing to fund the Merger on that date, then General Felt shall immediately pay to Parent in same day funds the sum of $1,000,000 plus all reasonable, documented attorneys', accountants', consultants' and other out-of-pocket expenses incurred by Parent, Newco and Vitale Holdings, Inc. in connection with the transactions contemplated by this Agreement, and Foamex, General Felt and the Company shall thereafter have no further liability or obligations to Parent or Newco pursuant to this Agreement other than as provided in Section 9.2(c) hereof (but Section 9.2(a) shall not survive). For purposes of this Agreement, the term "Business Combination" means any of the following events: (i) the Company is acquired by merger or otherwise by any person or group, including, without limitation, any officer or director or any group which includes such officer or director as a member (a "Third Party"); (ii) the Company enters into an agreement with a Third Party which contemplates the acquisition of 30% or more of the total assets of the Company; (iii) the Company enters into a stock purchase, subscription, merger, consolidation, share exchange or other agreement with a Third Party which contemplates the acquisition of 30% or more of the outstanding shares of the Company's capital stock; (iv) a Third Party acquires 30% or more of the total assets of the Company; (v) a Third Party acquires 30% or more of the outstanding shares of the Company's capital stock; or (vi) the Company adopts a plan of liquidation relating to 30% or more of the total assets of the Company.

                  Section 9.4.      The Effect of Certain Terminations on the
Deposit.

                  (a) If this Agreement is terminated by Parent pursuant to
Section 9.1(g), then Parent and General Felt shall direct the Escrow Agent to deliver the Deposit, together with all interest accrued thereon, as follows:

                           (i)      to Parent, if both (A) prior to such
termination Parent shall have delivered to General Felt a Proposed Lender Letter, and (B) after giving effect to any remedy proposed to be undertaken by Foamex, General Felt and/or the Company within four (4) business days after receipt of such Proposed Lender Letter, the specifically enumerated facts in the Proposed Lender Letter reflect a Material Adverse Effect since the date of this Agreement; otherwise

                           (ii)     to General Felt.

                  (b) If this Agreement is terminated by General Felt pursuant to Section 9.1(h), then Parent and General Felt shall instruct the Escrow Agent to deliver the Deposit, together with all interest accrued thereon, to Parent.

                  (c) If this Agreement is terminated by General Felt pursuant to Section 9.1(i), then Parent and General Felt shall instruct the Escrow Agent to deliver the Deposit, together with all interest accrued thereon, to Parent.

                                   ARTICLE X.

                                 INDEMNIFICATION

                  Section 10.1. Indemnification by Foamex and General Felt. Except in the case of any claim relating to Taxes for which Foamex and General Felt shall have no liability or obligation to indemnify under this Agreement except as specifically provided pursuant to Section 10.6 hereof, Foamex and General Felt hereby, jointly and severally, agree to indemnify, defend and hold Parent and the Surviving Corporation harmless on demand from and against, and will pay to Parent or the Surviving Corporation as provided in the last sentence of this Section, the full amount of any loss, claim, damage, liability, obligation or expense (including reasonable attorneys' fees and disbursements) suffered or incurred by Parent or the Surviving Corporation, either directly or indirectly, based upon or resulting from:

                  (a) any breach of or inaccuracy in the representations and warranties of Foamex, General Felt or the Company contained in this Agreement other than the representations and warranties contained in Sections 3.8 and 3.10 (or Section 3.9 to the extent such breach also constituted a breach of such Sections) or any breach, nonfulfillment or default in any of the covenants of Foamex, General Felt or the Company contained in Sections 5.5, 5.6, 5.8, 5.10,
5.13 or 6.1;

                  (b) any breach, nonfulfillment or default in the performance of any of the covenants and agreements of Foamex, General Felt or the Company contained in this Agreement (other than those contained in Sections 5.5, 5.6, 5.8, 5.10, 5.13 or 6.1);

                  (c) the ownership of the Company or its assets or operation of its business prior to the Effective Time in violation of, or in any manner giving rise at any time to any loss, damage or liability under, any Environmental Law (including the migration following the Effective Time of Releases occurring prior to the Effective Time), including, without limitation, each of the matters set forth on the schedule to Section 3.10 ("Existing Environmental Matters"); provided, however, that (i) the indemnity payable (other than for reimbursement of liability to third parties and for incidental and consequential damages suffered by Parent or the Surviving Corporation) shall be limited to Reasonably Necessary Costs of Remediation (as defined in Section 10.7), (ii) there shall be no indemnity for one-half of the costs incurred up to the amount of the ESC Cost Estimates (as defined in Section 10.7), (iii) the indemnity provided pursuant to this clause (c) shall be subject to Section 10.7; and provided further, however, that there shall be no indemnity for any loss or liability to the extent arising out of the conduct of the business of the Surviving Corporation after the Effective Time;

                  (d)      the Released Obligations;

                  (e)      the Fontenot Liabilities;

                  (f)      Self-Insured Welfare Liabilities;

                  (g) any liability arising out of or in connection with any claim made prior to the Effective Time by the ultimate retail purchaser of any of the Company's products resulting from an alleged defect in the design or manufacture of any product, or any alleged failure to warn with respect to any product;

                  (h) any liability to any third party arising primarily out of any (i) act or (ii) omission to perform any act or obligation in connection with the conduct of the business of the Company prior to the Effective Time, other than (A) liabilities relating to the performance of obligations under contracts to which the Company is party or to which its assets are subject, in accordance with the terms and conditions thereof, (B) liabilities in the nature and of the category of liabilities described in clauses (c), (d), (e), (f), (g) or (i) (to the extent it relates to such clauses) of this Section 10.1 whether or not indemnity is provided pursuant to such clauses, (C) liabilities, the existence of which constitutes a breach of a representation or warranty contained in
Article III or Sections 5.5, 5.6, 5.8, 5.10, 5.13 or 6.1, regardless of the survival period, (D) any liability for Taxes, (E) liabilities which are expressly permitted hereunder or which are set forth on the schedule to this Section, and (F) any liability arising out of or in connection with any claim made after the Effective Time by the ultimate retail purchaser of any of the Company's products resulting from an alleged defect in the design or manufacture of any product, or any alleged failure to warn with respect to any product; or

                  (i) any and all legal and other out-of-pocket expenses reasonably incurred by Parent or Newco in connection with investigating, defending, or prosecuting any of the matters referred to in clauses (a) through
(h) above, or any actions or claims in respect thereof, resulting in any loss, liability or damage and for which Foamex or General Felt is otherwise responsible pursuant to this Section 10.1;

provided that, for the purposes of determining whether any breach of or inaccuracy in any representation or warranty made by Foamex, General Felt or the Company contained in this Agreement or the obligations contained in the first sentence of Section 5.12(a) hereof has occurred, the amount of any loss, claim, damage, liability, obligation or expense based upon or resulting from such breach or inaccuracy, and for all other purposes of this Section 10.1, each such representation and warranty or Section 5.12 shall be construed as if each qualification as to materiality and Material Adverse Effect contained therein were eliminated, other than (A) Sections 3.14(a), 3.14(b) and 3.14(e), (B) the definition of Permitted Encumbrances in Section 3.18, (C) the last sentence of
Section 3.21, (D) the last sentence of Section 3.29, (E) Section 3.32, and (F) Sections 5.13(a) and 6.1(a) to the extent they relate to such representations and warranties. Notwithstanding the foregoing, (1) no claim shall be made under clauses (a) and (c) of this Section 10.1 for matters (other than Existing Environmental Matters and Additional Environmental Matters) unless and until the aggregate amount of such claims exceeds $500,000 (the "Loss Threshold Amount") and then only to the extent that the amount of such claims (excluding the portion of the ESC Cost Estimates paid by or on behalf of the Surviving Corporation for which it is not entitled to indemnity hereunder) exceeds the Loss Threshold Amount, provided that this limitation does not apply to the extent that this claim can be brought under another paragraph of this Section 10.1, and (2) in no event (except for actual fraud) shall Foamex, General Felt and the Company be liable, in the aggregate, under clauses (a) and (c) of this
Section 10.1 for matters other than Existing Environmental Matters and Additional Environmental Matters for more than $25,000,000; provided, however, that the dollar limitations set forth in this sentence shall not apply to any breach of any of the representations or warranties contained in Sections 3.1 (excluding the last sentence of such Section), 3.2, 3.3, 3.4 (the first sentence only), 3.13(a), 3.27(c), (f), (g), (h) and (i) or 3.33 or any claim which falls under any of clauses (b) and (d) through (i) (except in the case of clause (i) to the extent it relates to clause (a) or (c)) above), whether or not it also falls under (a) or (c) above. In addition, (x) no claim shall be made as a result of any breach of Section 3.13(a) to the extent that the indebtedness, obligations and liabilities, if any, that are the subject of such breach are otherwise covered under clauses (c), (d), (f) or (g) of this Section 10.1, (y) there shall be no indemnity for breaches of the representations and warranties contained in Section 3.15 as they relate to the Company's parcels of real property listed on the schedule to Section 3.15 (as the same may be amended as permitted hereunder) with respect to which Parent or Newco obtains title insurance (including all title insurance endorsements), to the extent that such title insurance or title insurance endorsements insure Parent and the Surviving Corporation against losses arising out of such breaches, and (z) there shall be no indemnity for any breaches of the representations or warranties contained in Section 3.34 unless such breaches result in the refusal of the Lessor to convey the Tell City Property, in which event the indemnity for such breaches would be provided without regard to the Loss Threshold Amount. For purposes of this Section 10.1, any liability, loss, damage or expense incurred by the Surviving Corporation in connection with any of the matters for which indemnification is provided hereby shall be deemed to have been incurred by Parent and any indemnified party claiming by or through Parent in the same amount. Any amounts payable to the Surviving Corporation and Parent from Foamex or General Felt pursuant to this Section 10.1 shall be paid to the Surviving Corporation unless payment to Parent is requested by Parent and evidence reasonably satisfactory to Foamex and General Felt is provided that such payment has been consented to by the Surviving Corporation's Lenders (as defined in Section 12.2) and will constitute an indefeasible discharge of its indemnification obligations hereunder.

                  Section 10.2. Indemnification by Parent and Newco. Parent and Newco hereby, jointly and severally, agree to indemnify, defend and hold Foamex and General Felt harmless on demand from and against, and will pay to Foamex and General Felt the full amount of any loss, claim, damage, liability, obligation or expense (including reasonable attorneys' fees and disbursements) suffered or incurred by Foamex or General Felt, either directly or indirectly, based upon or resulting from (a) any breach of or inaccuracy in the representations and warranties of Parent or Newco contained in this Agreement, (b) any breach, nonfulfillment or default in the performance of any of the covenants and agreements of Parent or Newco contained in this Agreement, or (c) any and all legal and other out-of-pocket expenses reasonably incurred by Foamex or General Felt in connection with investigating, defending, or prosecuting any of the matters referred to in clauses (a) and (b) above, or any actions or claims in respect thereof, resulting in any loss, liability or damage and for which Parent or Newco is otherwise responsible pursuant to this Section 10.2. Notwithstanding the foregoing, (i) no claim shall be made under clause (a) of this Section 10.2 unless and until the aggregate amount of such claims exceeds the Loss Threshold Amount and then only to the extent that the amount of such claims exceeds the Loss Threshold Amount, provided that this limitation does not apply to the extent that this claim can be brought under another clause of this Section 10.2, and (ii) in no event (except for actual fraud) shall Parent and Newco be liable, in the aggregate, for more than $25,000,000; provided, however, that the dollar limitations set forth in this sentence shall not apply to any breach of any of the representations or warranties contained in Sections 4.1, 4.2, 4.4 or 4.6 or any claim which falls under clauses (b) or (c) above (except in the case of clause (c) to the extent it relates to clause (a) above), whether or not it also falls under (a) above.

                  Section 10.3.     Indemnification Procedures.

                  (a) Promptly after notice to an indemnified party of any claim or the commencement of any Proceeding by a third party involving any loss, liability, obligation, damage or expense referred to in Section 10.1 or 10.2, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Article X, give written notice to the latter of the commencement of such claim or Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such Section, except to the extent that the indemnifying party is actually prejudiced by the failure to give such notice. In case any such Proceeding is brought against an indemnified party, and provided that proper notice is duly given, the indemnifying party may assume the defense thereof insofar as such proceeding involves any loss, liability, obligation, damage or expense in respect of which indemnification may be sought hereunder, with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the latter as a result of the settlement or compromise thereof (without the written consent of the indemnifying party), except that, if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines upon the written advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a material conflict of interest between such parties exists in respect of such Proceeding, the indemnified party may retain the defense on its own behalf, and the indemnifying party shall be required to pay any legal or other expenses, including without limitation reasonable attorneys' fees and disbursements, incurred by the indemnified party in such defense; provided, however, that the indemnifying party shall not be liable for such expenses on account of more than one separate firm of attorneys (and, if necessary, local counsel) at any time representing such indemnified party in connection with any Proceeding or separate Proceedings in the same jurisdiction arising out of or based upon substantially the same allegations or circumstances. If the indemnifying party shall assume the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense. No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding. Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, the indemnified party may respond to, contest and defend against such Proceeding (but the indemnifying party shall have the right to participate at its own cost and expense in such defense by counsel of its own choice or to subsequently assume such defense) and may make in good faith any compromise or settlement with respect thereto, and recover the entire cost and expense thereof, including without limitation reasonable attorneys' fees and disbursements, from the indemnifying party. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or loss, liability, obligation, damage or expense is actually suffered or incurred.

                  (b) Any claim on account of any loss, liability, obligation, damage or expense referred to in Section 10.1 or 10.2 which does not result from a third party claim shall be asserted by written notice given by the indemnified party to the indemnifying party. The indemnifying party shall have a period of thirty (30) days within which to respond thereto. If the indemnifying party does not respond within such 30-day period, the indemnifying party shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim, but only to the extent that the indemnified party is prejudiced by such failure to respond.

                  Section 10.4. Survival of Representations, Warranties, Covenants and Agreements.

                  (a) Subject to Section 10.4(b) below, the representations, warranties, covenants and agreements of Foamex, General Felt, the Company, Parent and Newco contained in this Agreement, or in any document delivered pursuant to the provisions of, or in connection with, this Agreement shall survive the making of this Agreement, any examination made by or on behalf of the parties hereto and the Closing and Merger hereunder.

                  (b) Notwithstanding the provisions of Section 10.4(a), all representations and warranties of the parties contained in this Agreement and the covenants and agreements set forth in Sections 5.5, 5.6, 5.8, 5.10, 5.13 and
6.1 shall expire, terminate and be of no force and effect (and provide no basis for any claim), and no party shall have any obligation to indemnify under this
Article X with respect to such representations, warranties, covenants and agreements, unless written notice of any claim resulting from any breach thereof is received prior to two (2) years after the Closing Date; provided, however, that (i) with respect to claims resulting from a breach of any representation, warranty, covenant or agreement of Foamex, General Felt or the Company relating to Taxes, including under Sections 3.8, 6.11 or 10.6 hereof (a "Tax Claim"), written notice of any such Tax Claim must be received prior to the date which is three (3) months following the expiration of the statutory period during which a taxing authority may bring a claim against the Company and Parent or the Company shall have the right to extend any such statutory period, (ii) with respect to claims resulting from a breach of any covenant or agreement or of any representation or warranty contained in any of Sections 3.1 (excluding the last sentence of such Section), 3.2, 3.3, 3.4 (the first sentence only), 3.13(a), 3.27(c), (f), (g), (h) and (i), 3.33, 4.1, 4.2, 4.4 or 4.6 of this Agreement, no such time limitation shall be applicable, (iii) with respect to claims for indemnification under Section 10.1(c), such claim shall be made prior to five
(5) years after the Closing Date, (iv) if, prior to the Effective Time, General Felt delivers to Parent an as-built survey in accordance with the Survey Requirements (as defined below) with respect to any of the Company's parcels of real property listed on the schedule to Section 3.15 (as the same may be amended as permitted hereunder) and such survey does not disclose any conditions that either individually or in the aggregate render the property unmarketable, then no claims shall be made after the Closing Date for a breach of any representation or warranty contained in (A) Sections 3.15(d) (second sentence) and 3.15(e), and (B) Sections 3.15(a) and (b) and Section 3.17 (first sentence as it relates to ingress and egress) to the extent the matters covered by such representations and warranties are disclosed on such survey, (v) no claims for a breach of any covenant or agreement contained in Section 5.17(a) (to the extent related to amendments), 5.17(c), 5.17(d) and 5.17(e) shall be made after the Effective Time, and (vi) with respect to any claim of actual fraud, no such time limitation shall be applicable. For purposes of this Section, the "Survey Requirements" shall mean a survey performed by a registered land surveyor licensed in the applicable state and performed in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by the ALTA and ACSM in 1992 and certified by the surveyor to the Company and to Lawyers Title Insurance Corporation (x) to conform with such requirements, (y) that such survey correctly shows the locations of all buildings situated on said premises, and (z) that all easements, covenants and restrictions referenced in the applicable Commitment (as defined in the Non-Imputation Affidavit attached as Exhibit E hereto) have been plotted on the relevant survey or otherwise noted as to their effect on the subject property and that there are no buildings or encroachments on the subject property or upon adjacent land abutting said property unless shown thereon.

                  Section 10.5. Certain Additional Provisions Relating to Indemnification.

                  (a) The indemnifying party shall have no obligation to indemnify or hold harmless the indemnified party pursuant to this Article X for any losses, damages or expenses to the extent that

                  (i) the indemnified party has actually recovered such losses, damages or expenses (net of expenses of recovery) from any third party other than the indemnifying party, (ii) the indemnified party is insured against such losses, damages or expenses, or (iii) the claim, damage, liability, obligation or expense with respect to which such indemnity is claimed is reflected in a liability or contra-asset as of the Closing Date on the Closing Date Balance Sheet as finally adjusted in connection with the computation of Net Assets. The indemnified party hereby assigns to the indemnifying party any right the indemnified party may have against any third party (other than the indemnifying party) to recover any amounts that the indemnifying party has paid to the indemnified party pursuant to this Article X.

                  (b) After the Effective Time, the indemnification provisions set forth in this Article X will constitute the sole and exclusive recourse and remedy for monetary damages available to the parties hereto with respect to the breach of any representation, warranty or covenant (other than the failure to deliver the Merger Consideration and Section 2.2) contained in this Agreement or in any certificate delivered pursuant to this Agreement, excluding for the purposes of this Section 10.5(b) any agreements that are included as Exhibits to this Agreement.

                  (c) Any payments by an indemnifying party under this Article X shall be treated as an adjustment to the Merger Consideration for all purposes, including, without limitation, foreign, federal, state and local income tax purposes.

                  Section 10.6.     Indemnification for Taxes.

                  (a) Foamex and General Felt shall, jointly and severally, indemnify the Company, Newco, Parent and their respective affiliates, as the case may be (collectively, the "Taxpayer"), defend and hold the Taxpayer harmless on demand from and against any Pre-Closing Taxes. In addition, Foamex and General Felt shall, jointly and severally, reimburse the Taxpayer on demand for all out-of-pocket expenses incurred in collecting any amounts due hereunder, including, without limitation, reasonable attorneys' fees and disbursements. This indemnity shall apply notwithstanding any investigation made by Newco or Parent in connection with the transactions contemplated by this Agreement and shall be separate and independent of any other indemnity between the parties hereto. Notwithstanding the foregoing, this Section 10.6 (other than the notice provision in the last sentence of Section 10.6(b)) shall not apply to any Pre-Closing Tax included as a liability on the Closing Date Balance Sheet or in the calculation of Net Assets.

                  (b) Parent shall promptly forward to Foamex and General Felt a copy of all written communications from any governmental authority received by the Taxpayer relating to any Pre-Closing Taxes. Failure to give such notice shall not relieve Foamex and General Felt from any liability which it may have on account of this indemnification or otherwise, except to the extent that Foamex and General Felt are materially prejudiced thereby. Foamex and General Felt shall promptly forward to the Parent a copy of all written communications from any governmental authority received by Foamex or General Felt relating to any Pre-Closing Taxes for which the Taxpayer is or may be liable.

                  (c) Foamex and General Felt shall have the right, at their option, upon timely notice to Parent, to assume control of the defense of any Tax Claim that relates solely to Taxes of the Company for a Pre-Closing Period (other than the period that includes but does not end on the Closing Date). If Foamex and General Felt assume control, they shall defend such Tax Claims in good faith and may use counsel selected by them, provided such counsel is reasonably acceptable to Parent. Foamex and General Fit shall keep Parent appraised as to the status of the Tax Claims and any proceedings with respect thereto, including the positions taken by the parties. The costs of such defense shall be borne solely by Foamex and General Felt.

                  (d) Notwithstanding the right of Foamex and General Felt pursuant to Section 10.6(c) to assume control of the defense of any Tax Claim that relates solely to Taxes of the Company for a Pre-Closing Period, if such Tax Claim or the resolution thereof could reasonably be expected to have an adverse impact on the Tax liability of the Taxpayer (an "Adverse Tax Impact") for any period ending after the Closing Date, Foamex and General Felt shall not agree to any settlement of such Tax Claim without the prior written consent of the Taxpayer, which consent shall not be unreasonably withheld. For purposes of determining whether or not there could be an Adverse Tax Impact, a settlement of a Tax Claim by Foamex and General for less that the amount claimed by the taxing authority shall not be deemed to have an adverse impact upon the Taxpayer and shall be considered without regard to the Tax attributes (including, without limitation, any net operating loss or tax credit) of the Taxpayer other than its Tax basis. In such case, Foamex and General Felt shall defend such Tax Claims in good faith and may use counsel selected by them, provided such counsel is reasonably acceptable to Parent. Foamex and General Felt shall keep Parent appraised as to the status of the Tax Claims and any proceedings with respect thereto, including the positions taken by the parties. The Taxpayer shall have the right, at its expense, to participate in such defense, including without limitation to attend any meetings and to be represented by counsel selected by it, provided such counsel is reasonably acceptable to Foamex and General Felt. Notwithstanding anything herein to the contrary, neither Foamex nor General Felt shall suggest, negotiate for or agree to any position which could have an Adverse Tax Impact for any period ending after the Closing Date without the prior written consent of the Taxpayer, which consent shall not unreasonably be withheld. Except as otherwise expressly provided in this Section 10.6(d), the costs of such defense, including any costs incurred by the Taxpayer in connection therewith, shall be borne by Foamex and General Felt to the extent they relate to Pre-Closing Taxes and by the Taxpayer to the extent they relate to a period beginning after the Closing Date.

                  (e) Foamex and General Felt shall have the right, at their option, upon timely notice to Parent, to jointly control with the Taxpayer the defense of any Tax Claim that relates solely to Taxes of the Company for the Pre-Closing Period that includes but does not end on the Closing Date. In such case, each of the Taxpayer, on the other hand, and Foamex and General Felt, on the other, shall work together in good faith to defend such Tax Claims. The Taxpayer may use counsel selected by it, provided such counsel is reasonably acceptable to Foamex and General Felt. Foamex and General Felt may use counsel selected by them, provided such counsel is reasonably acceptable to Parent. Except as otherwise expressly provided in Section 10.6(d) above, the costs of such defense shall be borne by Foamex and General Felt, to the extent they relate to the Pre-Closing Period, and by the Taxpayer to the extent they relate to the period beginning after the Closing Date.

                  (f) The right of Foamex and General Felt to control any defense under this Section 10.6 shall be limited to the items and amounts in dispute for which Foamex and General Felt would be liable to indemnify the Taxpayer pursuant to this Article X. The parties shall cooperate with each other in contesting such Tax Claims, including the provision of records and information which are reasonably relevant to such Tax Claims and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder.

                  (g) In the event Foamex and General Felt, following timely notice from Parent as provided above, fail to assume control (or joint control, in the case of Section 10.6(e)) of a Tax Claim as provided above, the Taxpayer may, but shall not be required to, contest such Tax Claim. Foamex and General Felt shall be liable for indemnification and costs of defense as provided above.

                  (h) Any Taxes for a period which includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the period in accordance with this Section 10.6(h). To the extent permitted under applicable law, the parties shall elect to treat the Tax period as ending at the close of business on the Closing Date. Where applicable law does not permit such an election to be made, the taxable income or other Tax base for the entire period shall be allocated between the Pre-Closing Period and the balance of the period on the basis of an interim closing of the books at the close of the Closing Date. Notwithstanding the foregoing, any real estate or personal property Taxes shall be allocated on the basis of the relative number of days in the Pre-Closing Period and in the balance of the applicable period. For purposes of this Section 10.6, any Taxes allocated to the Pre-Closing Period pursuant to this Section 10.6(h) shall be treated as a Pre-Closing Tax.

                  Section 10.7. Environmental Compliance Costs. This Section sets forth the procedures and limitations for indemnification with respect to Reasonably Necessary Costs of Remediation pursuant to Section 10.1(c).

                  (a) With respect to each of the Existing Environmental Matters, the Surviving Corporation shall provide written notice and demand for reimbursement (a "Demand Notice") to Foamex and General Felt setting forth the actions taken and costs actually incurred to address the conditions identified, accompanied by reasonable supporting documentation. Foamex and General Felt shall indemnify Parent and the Surviving Corporation as provided in Section 10.1(c) for (i) 50% of all such costs incurred by the Surviving Corporation, up to the maximum estimated costs set forth in the May 8, 1996 letter of Environmental Strategies Corporation addressed to Ms. Patricia L. Truscelli regarding the May, 1996 Environmental Strategies Corporation Draft Reports, Phase I Environmental Assessment Updates of the Company's facilities (the "ESC Cost Estimates"), with respect to each of those matters, and have no right to dispute any such costs actually incurred by the Surviving Corporation up to the amounts of the ESC Cost Estimates, and (ii) subject to the Loss Threshold Amount, 100% of any additional costs incurred by the Surviving Corporation in excess of the ESC Cost Estimates with respect to those matters, provided that such additional costs constitute Reasonably Necessary Costs of Remediation. Foamex and General Felt shall pay to the Surviving Corporation all of the amounts payable pursuant to clause (i) above, and the undisputed portion of all claims made pursuant to clause (ii) above within forty-five (45) days of their receipt of the Demand Notice from the Surviving Corporation. Parent shall, and shall cause the Surviving Corporation to, provide Foamex and General Felt with reasonable access to all books, records, consultants' reports, and other documentation relating to the Demand Notice requested by Foamex or General Felt to enable Foamex and General Felt to determine whether the matters which are the subject of the Demand Notice are subject to indemnification pursuant to Section 10.1(c). Foamex and General Felt shall have the right to object in writing (an "Objection Notice") to the costs incurred in excess of the ESC Cost Estimates as not constituting Reasonably Necessary Costs of Remediation within thirty (30) days of the receipt by Foamex and General Felt of the Demand Notice from the Surviving Corporation. The Objection Notice shall set forth in reasonable detail the basis for the objection by Foamex and General Felt, and shall identify the undisputed portion of the claim. If Foamex and General Felt have delivered an Objection Notice within such thirty-day period, then during the twenty-day period following the date of any Objection Notice, the Parent, the Surviving Corporation, Foamex and General Felt shall attempt to resolve their dispute by mutual agreement. If at the end of such twenty-day period, the parties shall have failed to reach a complete agreement with respect to the portion of the costs in dispute, Parent and the Surviving Corporation may require that the disputed portion be resolved by arbitration pursuant to Section 10.7(c) hereof.

                  (b) With respect to all Additional Environmental Matters and any other environmental matters for which Parent and the Surviving Corporation are entitled to indemnification pursuant to Section 10.1(c), the Surviving Corporation shall provide a Demand Notice to Foamex and General Felt setting forth any circumstances or conditions giving rise to a claim and advise Foamex and General Felt of the actions taken by the Surviving Corporation to address such circumstance or condition, including costs actually incurred by the Surviving Corporation to remediate such circumstance or condition identified, accompanied by reasonable supporting documentation. Foamex and General Felt shall pay to the Surviving Corporation the undisputed portion of all such claims within forty (45) days of their receipt of the Demand Notice from the Surviving Corporation. Parent shall, and shall cause the Surviving Corporation to, provide Foamex and General Felt with reasonable access to all books, records, consultants' reports, and other documentation relating to the Demand Notice requested by Foamex or General Felt to enable Foamex and General Felt to determine whether the matters which are the subject of the Demand Notice are subject to indemnification pursuant to Section 10.1(c). Foamex and General Felt shall have the right to deliver an Objection Notice if the claim includes demands for expenses which were not Reasonably Necessary Costs of Remediation, within thirty (30) days of the receipt by Foamex and General Felt of the Demand Notice from the Surviving Corporation. The Objection Notice shall set forth in reasonable detail the basis for the objection by Foamex and General Felt, and shall identify the undisputed portion of the claim. If Foamex and General Felt have delivered an Objection Notice within such thirty-day period, then during the twenty-day period following the date of any Objection Notice, the Parent, the Surviving Corporation, Foamex and General Felt shall attempt to resolve their dispute by mutual agreement. If at the end of such twenty-day period, the parties shall have failed to reach a complete agreement with respect to the portion of the costs in dispute, Parent and the Surviving Corporation may require that the disputed portion be resolved by arbitration pursuant to Section 10.7(c) hereof.

                  (c) The disputed portion of any claim asserted by Parent and/or the Surviving Corporation pursuant to Sections 10.7(a) and 10.7(b) above shall be settled by arbitration administered by the American Arbitration Association, located in New York, New York and shall be conducted pursuant to its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, provided, however, that (i) with respect to disputes as to actual costs of remediation of environmental matters, the arbitrators shall be required to accept or reject the disputed claim in whole, but shall not have the authority to grant any partial award, and (ii) the party who is successful at the conclusion of the arbitration shall be entitled to reimbursement for all reasonable attorneys' and consultant's fees incurred in connection with the assertion of the claim and representation in connection with the arbitration proceeding and for the costs of arbitration.

                  (d) For purposes of this Agreement, "Reasonably Necessary Costs of Remediation" means those reasonably necessary fees, costs and expenses arising out of the matters set forth in Section 10.1(c) which are (i) incurred pursuant to the Environmental Laws and which laws continue in effect after the Closing Date, (ii) reasonably necessary to bring such matters into compliance with the remediation levels or performance standards imposed under Environmental Laws as in effect on the Closing Date, and (iii) consistent with good business practice.

                                   ARTICLE XI.

                                 VITALE GUARANTY

                  Section 11.1. Vitale Guaranty. Vitale hereby guarantees to Foamex and General Felt the due and prompt payment and performance of all obligations, covenants and agreements contained in this Agreement to be performed by Parent or Newco on or prior to the Effective Time (the "Obligations").

                  Section 11.2. Guaranty of Payment and Performance. This guaranty is a guaranty of payment and performance, not merely of collection, and is independent of any other guaranty or surety of the Obligations. If Parent or Newco shall fail to perform or pay any Obligation, Vitale shall pay or perform such Obligation as and when due. The rights, powers and remedies of Foamex and General Felt hereunder are cumulative and not exclusive of any other right, power and remedy which Foamex or General Felt otherwise has.

                  Section 11.3. Defenses. Vitale hereby expressly waives, for the benefit of Foamex and General Felt: (a) all demands for payment or performance, notices of nonpayment or nonperformance, and all other notices or demands of any kind or nature whatsoever with respect to the Obligations other than as provided in this Agreement; and (b) to the extent permitted by law, any and all defenses now or hereafter arising or asserted in favor of Vitale, but which, in the case of clause (i) or (ii) below, are not available to Parent or Newco by reason of (i) restructuring of the Obligations by new agreement, waiver, consent, amendment, partial payment, release, settlement, operation of law or otherwise, (ii) any action taken by Foamex, General Felt or the Company that is authorized by any provision of this Agreement or any agreement, instrument or document related hereto, or (iii) any disability or lack of authority of Parent or Newco with respect to the Obligations. Notwithstanding anything to the contrary contained in this Agreement, the scope of Vitale's liability hereunder shall in no event be greater than the scope of the liability of Parent or Newco under this Agreement. Foamex and General Felt expressly agree that the defenses available to Vitale shall be no less than the defenses which are, or would have been, available to Parent or Newco, other than a defense based upon the ultra vires nature of an act by Parent or Newco in connection with their execution and delivery of this Agreement.

                  Section 11.4. Certain Representations. Vitale hereby represents and warrants to Foamex and General Felt as follows:

                  (a) this guaranty constitutes the legal, valid, and binding obligation of Vitale enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies;

                  (b) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Vitale with any of the provisions hereof, will (i) with or without the giving of notice and/or the passage of time, violate, conflict with, result in the breach or termination of, constitute a default under, or result in the creation of any lien, encumbrance or charge upon any of the assets or property of Vitale pursuant to, any contract, agreement, lease or commitment to which Vitale is a party or by which Vitale or any of his assets or property may be bound, or (ii) violate any judgment, decree, order, statute, rule or governmental regulation applicable to Vitale or any of his assets, property or business; and

                  (c) there are no Proceedings pending or, to the knowledge of Vitale, threatened against or affecting Vitale or Vitale's assets which could prevent or interfere with the performance by Vitale of the Obligations.

                  Section 11.5. Termination of Guaranty. This guaranty shall terminate, and be of no further force or effect, at the Effective Time immediately after payment of the Merger Consideration due at the Closing.

                                  ARTICLE XII.

                                  MISCELLANEOUS

                  Section 12.1. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed) if during normal business hours of a business day, otherwise, on the next business day, (b) one (1) business day after the date when sent to the recipient by reputable overnight courier service (charges prepaid), or (c) five (5) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

              (i)      If to Vitale, Newco, Parent or the Surviving
Corporation:

                       Vitale Holdings Inc.
                       6337 Morrison Boulevard
                       Charlotte, North Carolina 28211
                       Attention:   Mr. Jody B. Vitale, President
                       Facsimile No. (704) 362-8221
                       with a copy to:

                       Parker Chapin Flattau & Klimpl, LLP
                       1211 Avenue of the Americas
                       New York, New York  10036
                       Attention:   Melvin Weinberg, Esq.
                       Facsimile No. (212) 704-6288

              (ii)     If to Foamex, General Felt or the Company:

                       Foamex L.P.
                       1000 Columbia Avenue
                       Linwood, Pennsylvania 19061
                       Attention:   Mr. George Karpinski
                       Facsimile No. (610) 859-3069

                       with a copy to:

                       Foamex International Inc.
                       375 Park Avenue, 11th Floor
                       New York, New York  10152
                       Attention:   Philip N.  Smith, Jr., Esq.
                       Facsimile No. (212) 593-1363

                       and with a copy to:

                       Willkie Farr & Gallagher
                       153 East 53rd Street
                       New York, New York 10022
                       Attention:   Laurence D. Weltman, Esq.
                       Facsimile No. (212) 821-8111

or at such other address or facsimile number and to the attention of such other person as the addressed party shall designate for itself by written notice in the foregoing manner. Notwithstanding anything to the contrary herein, such change shall not be effective until actual receipt.

                  Section 12.2.     Assignability and Parties in Interest.

                  (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other party, except that the rights of Parent hereunder may be assigned prior to the Closing, without the consent of the other parties hereto, to any corporation all of the outstanding capital stock of which is owned or controlled, directly or indirectly, by Parent; provided that (i) the assignee shall assume in writing all of Parent's obligations hereunder, (ii) Parent shall not be released from any of its obligations hereunder by reason of such assignment, and (iii) such assignment shall not delay the Closing of the transactions contemplated hereby. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

                  (b) Notwithstanding the foregoing, Parent and the Surviving Corporation (including each subsequent assignee of the Surviving Corporation) shall have the right to assign all (but not less than all) of their rights and obligations hereunder to any other person who enters into a Business Combination with the Surviving Corporation (or a subsequent assignee of the Surviving Corporation); provided that the assignor shall not be released from any of its obligations hereunder by reason of any such assignment.

                  (c) Notwithstanding any provision of this Agreement to the contrary, each of Foamex and General Felt hereby acknowledges and agrees that all of the covenants, representations, warranties and indemnities of Foamex and General Felt under this Agreement, and under any document or instrument executed and delivered in connection with this Agreement or the transactions contemplated hereby, may be collaterally assigned to any and all lenders to Parent and the Surviving Corporation or any of their respective affiliates (the "Lenders"), any and all of whom may enforce their rights and remedies in connection with any such collateral assignment or realization thereon to the extent provided in the applicable security agreements and other debt instruments or at law or in equity. Furthermore, each of Foamex and General Felt hereby acknowledges and agrees that upon receipt of written notice from the Lenders that an "Event of Default" has occurred pursuant to the applicable indebtedness, each of Foamex and General Felt will tender any payments due under this Agreement to the Lenders in accordance with the instructions set forth in such notice; provided, however, that in the event that Foamex and General Felt tender payment to Parent or the Surviving Corporation, such payment shall be a complete discharge of Foamex's or General Felt's obligation to the Lenders and Foamex and General Felt shall thereafter have no further liability to the Lenders with respect to such payment.

                  Section 12.3. Governing Law. This Agreement and all amendments thereof shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein.

                  Section 12.4. Consent to New York Jurisdiction. The parties hereto hereby consent to the exclusive jurisdiction of the United States District Court for the Southern District of New York and the Supreme Court of the State of New York for the County of New York in any action arising out of or connected in any way with this Agreement. To the extent permitted by applicable law, the service of process or of any other papers upon them or any of them by certified or registered mail at their respective addresses set forth in Section
12.1 hereof shall be deemed good, proper and effective service upon them.

                  Section 12.5. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original.

                  Section 12.6. Publicity. The parties hereto agree that the timing and content of press releases and other announcements with respect to the Merger or the other transactions contemplated pursuant to this Agreement shall be subject to mutual agreement; provided that either party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will use reasonable efforts to advise the other party prior to making such disclosure and provide the other party an opportunity to review the proposed disclosure). The parties acknowledge that Foamex will file a Current Report on Form 8-K disclosing the execution of this Agreement.

                  Section 12.7. Complete Agreement. This Agreement, the exhibits and schedules hereto and the documents delivered pursuant hereto or referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersede all previous negotiations, commitments and writings.

                  Section 12.8. Expenses. Except as otherwise expressly provided in this Agreement, Foamex and General Felt shall bear all of the fees and expenses of their and the Company's (but not the Surviving Corporation's) counsel, accountants, investment bankers (including, without limitation, DLJ and Lazard) and other expenses incurred by such parties in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby, and Parent shall bear all of the fees and expenses of its counsel, accountants, investment bankers and other expenses incurred by it, Vitale, Newco and the Surviving Corporation (incurred following the Effective Time) in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby.

                  Section 12.9. Modifications, Amendments and Waivers. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner, except by an instrument in writing duly executed by all of the parties hereto, including Vitale. At any time prior to the Effective Time, the parties hereto may, by written agreement:

                  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto;

                  (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any schedule or document delivered pursuant hereto; and

                  (c) waive compliance with any of the covenants or agreements contained in this Agreement.

                  Section 12.10. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 12.11. Specific Performance Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 12.12. Knowledge. As used in this Agreement, the term "knowledge", "to the knowledge of", or similar phrases, with respect to (a) Foamex, General Felt or the Company means the actual knowledge of such party's directors and executive officers and also includes the knowledge of each of the other officers and other persons listed on the schedule to this Section, and (b) Parent or Newco means the actual acknowledge of Vitale.



                                  [END OF PAGE]

                  IN WITNESS WHEREOF, Parent, Newco, Vitale, Foamex, General Felt and the Company have caused this Agreement to be duly executed as of the date first above written.


                                       PFI ACQUISITION CORP.



                                       By: /s/ Jody B. Vitale
                                            Jody B. Vitale, President


                                       PFI SUBSIDIARY, INC.



                                       By: /s/ Jody B. Vitale
                                            Jody B. Vitale, President


                                             /s/ Jody B. Vitale
                                       ---------------------------------
                                                 JODY B. VITALE


                                       FOAMEX L.P.

                                       By:  FMXI, Inc., General Partner



                                       By: /s/ Phillip N. Smith, Jr.
                                            Name:  Phillip N. Smith, Jr.
                                            Title: Vice President and
                                                   Secretary


                                       GENERAL FELT INDUSTRIES, INC.



                                       By: /s/ Robert H. Nelson
                                            Name:  Robert H. Nelson
                                            Title: Vice President

                                       PERFECT FIT INDUSTRIES, INC.



                                       By: /s/ Phillip N. Smith, Jr.
                                            Name:  Phillip N. Smith, Jr.
                                            Title: Vice President and
                                                   President